Exhibit 10.1

Execution Version

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

dated as of

July 17, 2026

among

SPCIF Funding I LLC, as Company

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

STONE POINT CREDIT INCOME ADVISER LLC,
as Portfolio Manager

- ii -

- iii -

Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Notices of Acquisition
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	Initial Portfolio Investments
Schedule 6	GICs Industry Classifications
Schedule 7	Form of Partial PIK Obligations Notifications
Schedule 8	Reserved

Exhibits

Exhibit A	Form of Request for Advance
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Equity Commitment Letter

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of July 17, 2026 (this “Agreement”) among SPCIF FUNDING I LLC, a Delaware limited liability company, as borrower (the “Company”); STONE POINT CREDIT INCOME ADVISER LLC, a Delaware limited liability company (the “Portfolio Manager”); the Lenders party hereto; THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, in its capacities as collateral agent (in such capacity, the “Collateral Agent”) and collateral administrator (in such capacity, the “Collateral Administrator”); THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Portfolio Manager and the Company wish for the Company to acquire or originate and finance certain corporate loans and other corporate debt securities (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

Furthermore, the Company entered into (i) a Master Participation and Assignment Agreement (as amended, supplemented, replaced or otherwise modified from time to time, the “Participation Agreement”), dated on or about the Original Effective Date, between the Company and CW Point LLC, a Delaware limited liability company (the “Unaffiliated Seller”), pursuant to which the Company acquires Portfolio Investments from the Unaffiliated Seller and (ii) a Loan Sale and Contribution Agreement (as amended, supplemented, replaced or otherwise modified from time to time, the “Sale Agreement”), dated on or about the Original Effective Date, between the Company and the Parent (in such capacity, the “Parent Seller”), pursuant to which the Company shall, from time to time, acquire Portfolio Investments from the Parent Seller.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) and its respective successors and permitted assigns (together with JPMCB, the “Lenders”) have agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).

Pursuant to Section 10.05, the parties to the Loan and Security Agreement, dated on the Original Effective Date (the “Original Agreement”), among the Company, the Parent, the Portfolio Manager, the Lenders party thereto, the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Administrative Agent, each of the parties hereto hereby agree to amend and restate the Original Agreement and the Original Agreement is hereby amended and restated as set forth in this Agreement.

Pursuant to the Original Agreement, the Collateral was granted to the Collateral Agent thereunder for the benefit of the Secured Parties. Pursuant to Section 8.02(a) herein, the grant of the Collateral shall continue under this Agreement in full force and effect in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations.

Accordingly, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Certain Defined Terms and Rules of Construction

“Account Control Agreement” means the Securities Account Control Agreement, dated January 22, 2025 (the “Securities Account Control Agreement”), among the Company, the Collateral Agent and the Securities Intermediary

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adjusted Applicable Margin” means the stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2% per annum.

“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Advance Rate” means (i) during the Extended Ramp-Up Period, 57.5% and (ii) following the Extended Ramp-Up Period, (x) during Stage 1, 60%, (y) during Stage 2, 57.5%, and (z) during Stage 3, 62%.

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Company’s or the Portfolio Manager’s knowledge, threatened against or affecting the Company or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to the Company, include the obligors under any Portfolio Investment. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Portfolio Investment” means any Portfolio Investment sold and/or contributed by the Parent Seller to the Company pursuant to the Sale Agreement.

“Affiliate Purchased Investment Balance” means, as of any date of determination, an amount equal to (a) the aggregate principal balance of all Affiliate Portfolio Investments acquired by the Company from the Parent Seller prior to such date minus (b) the aggregate principal balance of all Affiliate Portfolio Investments repurchased by the Parent Seller or an Affiliate thereof or released to the Parent as a distribution prior to such date.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Houston, Texas).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amended and Restated Effective Date” has the meaning set forth in Section 2.07.

“Amended and Restated Effective Date Financing Commitment” means the Financing Commitments in the aggregate amount of U.S.$380,000,000 available as of the Amended and Restated Effective Date.

“Amendment” has the meaning set forth in Section 6.03.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” has the meaning set forth in the Effective Date Letter.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction applicable to or with jurisdiction over such Person (as the case may be).

“Applicable Margin” means, for each Advance, the amount specified on the Transaction Schedule as the “Applicable Margin for Advances”.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit B or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“AUD” means Australian Dollars.

“AUD Screen Rate” means, for each Calculation Period relating to an Advance in AUD, the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal to one month or three months, as applicable, as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) two (2) Business Days prior to the commencement of such Calculation Period. If such rate is not available at such time for any reason, then the AUD Screen Rate for such Calculation Period shall be deemed to be the rate (which shall not be less than zero) at which AUD deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered in the Sydney interbank market in immediately available funds at such time (as determined by the Administrative Agent in its commercially reasonable discretion). Notwithstanding anything in the foregoing to the contrary, if the AUD Screen Rate as calculated for any purpose under this Agreement is below zero percent, the AUD Screen Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Calculation Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Calculation Period” pursuant to clause (f) of Section 3.02.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, liquidator, provisional liquidator, trustee, administrator, restructuring officer, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, liquidation or provisional liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent and the Company, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Obligor Limitations” has the meaning set forth in Schedule 4.

“Base Rate” means, for any day, (i) with respect to USD denominated Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%, (ii) with respect to CAD denominated Advances, the Canadian Prime Rate and (iii) with respect to any Euro or GBP denominated Advances, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in the United Kingdom (with respect to Advances denominated in GBP) or the Euro Zone (with respect to Advances denominated in Euros). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Canadian Prime Rate or a rate specified in clause (iii) above shall be effective from and including the effective date of such change as reasonably determined by the Administrative Agent. In the event that any applicable Base Rate is below zero percent at any time during the term of this Agreement, it shall be deemed to be zero percent until it exceeds zero percent again.

“Base Rate Advance” means, on any date of determination, any Advance denominated in any Currency that bears interest at the applicable Base Rate plus the Applicable Margin for Advances (or the Adjusted Applicable Margin, as applicable).

“Benchmark” means, with respect to Advances (i) in a Permitted Non-USD Currency, initially, the applicable Reference Rate and (ii) in USD, the Term SOFR Rate; provided that, in each case if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.02.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent in consultation with the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined above would be less than 0% per annum, the Benchmark Replacement will be deemed to be 0% per annum for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Calculation Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent in its reasonable discretion and in consultation with the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Calculation Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in its reasonable discretion and in consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in consultation with the Company, that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent determines, in its reasonable discretion and in consultation with the Company, is necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.02.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Bond” means a publicly issued or privately placed debt obligation of a corporation or other entity (other than a Loan).

“Borrowing Base Test” means a test that will be satisfied on any date of determination if the following is true:

Net Advance	<	the then current Advance Rate
Net Asset Value

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be Houston, Texas); provided that (i) with respect to any SONIA related provisions herein or the payment, calculation or conversion of amounts denominated in GBP, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the setting of EURIBOR or the payment, calculation or conversion of amounts denominated in Euros, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day, (iii) with respect to any CAD related provisions herein or the payment, calculation or conversion of amounts denominated in CAD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Toronto, Canada and (iv) with respect to any AUD related provisions herein or the payment, calculation or conversion of amounts denominated in AUD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Sydney, Australia.

“CAD” means Canadian dollars.

“Calculation Period” means the quarterly period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the last calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

“Calculation Period Start Date” means the first calendar day of January, April, July and October of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in April 2025.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate published by Bloomberg Financial Markets Commodities News (or any successor to or substitute for such service, providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time) at 10:15 a.m. Toronto time on such day and (ii) Term CORRA, plus 1% per annum. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or Term CORRA shall be effective from and including the effective date of such change in the PRIMCAN Index or Term CORRA, respectively.

“Capital Call Confirmation Package” means, with respect to any Market Value Trigger Event, the following documents, agreements and notices:

(a)            a fully executed equity commitment letter executed by the Parent, evidencing the commitment of the Parent to contribute cash (or any other assets agreed to by the Administrative Agent) to the Company no later than the date twelve (12) Business Days following the date on which the Portfolio Manager receives notice from the Administrative Agent of the occurrence of a Market Value Trigger Event, naming the Administrative Agent as a third party beneficiary and in the form set forth in Exhibit C hereto (with such modifications as are satisfactory to the Administrative Agent in its sole discretion) (an “Equity Commitment Letter”);

(b)            a written notice from the Parent (A) containing representations and covenants by the Parent that (1) it has called capital or directed the fund administrator to call capital from its limited partners in the aggregate amount specified therein (which shall be the amount committed pursuant to the related equity commitment letter), to be funded no later than the tenth (10th) Business Day following delivery of such capital call; (2) the Parent will, as soon as practicable thereafter but no later than the conclusion of the applicable Extended Cure Period, fund directly into the MV Cure Account the amount of such capital contribution and (3) such capital calls have been made in compliance with the Parent’s organizational documents (including that each such limited partner has unused capital commitments at least equal to the amount of capital called from such limited partner, which are available for the purpose contemplated hereby); (B) containing covenants by the Parent (i) not to rescind or modify such capital calls, (ii) not to permit any lien on such capital calls or the proceeds thereof, (iii) not to use the proceeds of such capital calls for any purpose other than being deposited into the MV Cure Account in accordance herewith (iv) to direct payment of proceeds of such capital calls to the Administrative Agent following the occurrence and during the continuance of an Event of Default under clauses (d) or (e) of Article VII hereof and (v) to immediately inform the Administrative Agent if the Parent has received written notice that the relevant capital commitments will not be timely satisfied and (C) attaching a copy of a representative capital call notice issued to a limited partner and containing the aggregate amount of capital called from all limited partners; and

(c)            a copy of the most recent quarterly or annual financial statements for the Parent, together with a representation from a Responsible Officer of the Parent that such financial statements fairly present, in accordance with GAAP, the financial condition (as of the date thereof) of the Parent.

“Cash Equivalents” means in respect of each USD Collateral Account, any of the following: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iv) certificates of deposit, bank deposit products or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (A) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than U.S.$1,000,000,000; (v) shares of any money market mutual fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (B) has net assets of not less than U.S.$5,000,000,000, and (C) has the highest rating obtainable from either S&P or Moody’s; and (vi) cash; provided that Cash Equivalents may include investments for which The Bank of New York Mellon Trust Company, National Association or an Affiliate acts as offeror or provides services and receives compensation therefor.

For the avoidance of doubt, there are no Cash Equivalents (or Eligible Investments) in respect of Euros, AUD, GBP or CAD.

“Change in Law” means the occurrence, after the Original Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the Original Effective Date for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which (a) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company, (b) Stone Point Credit Income Adviser LLC or its Affiliates shall cease to be the investment adviser of the Parent, or (c) Stone Point Credit Income Adviser LLC shall cease to be an Affiliate of Stone Point Capital LLC.

“Charges” has the meaning set forth in Section 10.08.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 8.02(a).

“Collateral Accounts” has the meaning set forth in Section 8.01(a).

“Collateral Administrator” has the meaning set forth in the introductory section of this Agreement.

“Collateral Agent” has the meaning set forth in the introductory section of this Agreement.

“Collateral Documents” means the Account Control Agreement, financing statements, assignments, collateral assignments, and other documents and instruments from time to time executed and delivered pursuant to this Agreement and any documents or instruments amending or supplementing the same.

“Collateral Principal Amount” means on any date of determination (A) the aggregate principal balance of the Portfolio, including the unfunded balance of any Delayed Funding Term Loan or Revolving Loan, as of such date plus (B) the amounts on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date minus (C) the aggregate principal balance of all Ineligible Investments as of such date.

“Collection Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Commitment Increase Date” means the effective date (which shall be a Business Day) of an increase of the Financing Commitments in accordance with Section 2.05 pursuant to a Commitment Increase Request which the Administrative Agent (in its sole discretion) approves in writing (which may be by email).

“Commitment Increase Request” means, on any date during the Reinvestment Period, the request of the Company in writing (which may be by email) to the Administrative Agent and the Lenders for an increase of the Financing Commitments pursuant to Section 2.05.

“Company” has the meaning set forth in the introductory section of this Agreement.

“Competitor” means any (a) fund who devotes a significant portion of its business resources on credit lending, (b) fund investing in private credit investments or an Affiliate thereof or (c) activist hedge fund or an Affiliate thereof. For avoidance of doubt, no bank, broker dealer, or insurance company will be considered a Competitor.

“Concentration Limitation Excess” means, on any date of determination, without duplication, all or the portion of the principal amount of any Portfolio Investment (other than any Ineligible Investment) that exceeds any Concentration Limitation as of such date; provided that the Portfolio Manager shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided further that if the Portfolio Manager does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) determined by the Administrative Agent shall make up the Concentration Limitation Excess.

“Concentration Limitations” has the meaning set forth in Schedule 4.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means the Second Amended and Restated Limited Liability Company Agreement, dated as of January 22, 2025 or other equivalent governing document in the applicable jurisdiction of the Company, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof; where the context may require.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Risk Party” or “Credit Risk Parties” has the meaning set forth in Article VII.

“Currency” means USD and each Permitted Non-USD Currency.

“Currency Shortfall” has the meaning set forth in Section 4.06(b).

“Custodial Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Daily Simple SONIA” means, for each day during any Calculation Period, SONIA, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in consultation with the Company in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SONIA” for business loans, as determined for such day at approximately 11:00 a.m., London time, on the immediately preceding Business Day. If such rate is not available at such time for any reason, then Daily Simple SONIA for such day shall be the rate (which shall not be less than zero) at which GBP deposits in an amount corresponding to the amount of such Advance are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market. Notwithstanding anything in the foregoing to the contrary, if Daily Simple SONIA as calculated for any purpose under this Agreement is below zero percent, Daily Simple SONIA will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Default” has the meaning set forth in Section 1.03.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor pursuant to the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make such future advances to the obligor thereon expire or are terminated or reduced to zero.

“Deliver” (and its correlative forms) means the taking of the following steps by the Company or the Portfolio Manager:

(1)            except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree, pursuant to the Securities Account Control Agreement, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2)            in the case of each general intangible, by notifying the obligor thereunder of the security interest of the Collateral Agent (except to the extent that the requirement for consent by any person to the pledge hereunder or transfer thereof to the Collateral Agent or the Administrative Agent is rendered ineffective under Section 9-406 of the UCC, no such requirement for consent exists in the applicable Underlying Instruments or such consent has otherwise been obtained);

(3)            in the case of Portfolio Investments consisting of money or instruments (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in a State of the United States that has adopted Articles 8 and 9 of the Uniform Commercial Code (any such State, an “Eligible State”) or (y) a Person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in an Eligible State, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in an Eligible State;

(4)            in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Securities Intermediary or the financial institution maintaining such account to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent pursuant to an Account Control Agreement;

(5)            in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State; and

(6)            in all cases by otherwise ensuring that (i) all steps, if any, required under Applicable Law or reasonably requested by the Administrative Agent to ensure that this Agreement creates a valid, first priority Lien (subject only to Permitted Liens) on such Collateral in favor of Collateral Agent, shall have been taken, and that such Lien shall have been perfected by filing and, to the extent applicable, possession or control, shall have been taken and (ii) to the extent necessary, obtaining a consent from the applicable general partner, managing member, board of directors or any similar governing body authorizing and consenting to the pledge of the Collateral in accordance with the applicable Underlying Instruments.

“Designated Email Notification Address” means SPCCreditOpsAcct@stonepoint.com; provided that, so long as no Event of Default shall have occurred and be continuing and no Market Value Event shall have occurred, the Company may, upon at least five (5) Business Days’ written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate any other email address as the Designated Email Notification Address.

“Designated Independent Dealer” means J.P. Morgan Securities LLC; provided that, so long as no Market Value Event shall have occurred and no Event of Default shall have occurred and be continuing, the Portfolio Manager may, upon at least five (5) Business Days’ written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate another Independent Dealer as the Designated Independent Dealer.

“Dollar Equivalent” means, with respect to any Advance denominated in a Permitted Non-USD Currency, the amount of USD that would be required to purchase the amount of such Permitted Non-USD Currency of such Advance using the reciprocal foreign exchange rates obtained as described in clause (y) of the definition of the term Spot Rate.

“Early Opt-in Election” means in the case of Advances denominated in any Permitted Non-USD Currency, the occurrence of:

(1)            (i) a determination by the Administrative Agent with the consent of the Company or (ii) a notification by the Required Lenders to the Administrative Agent with the consent of the Company that the Required Lenders have determined that syndicated credit facilities denominated in the applicable Permitted Non-USD Currency being executed at such time, or that include language similar to that contained in Section 3.02 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the applicable Reference Rate, and

(2)            (i) the election by the Administrative Agent or (ii) the election by the Required Lenders (in either case with the consent of the Company) to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Effective Date” solely as used in the Effective Date Letter, means the Original Effective Date.

“Effective Date Letter” means the letter agreement, dated as of the Original Effective Date, by and between the Company and the Administrative Agent.

“Eligibility Criteria” has the meaning set forth in Section 1.03.

“Eligible Assignee” means at the time of any relevant assignment pursuant to Section 2.06, (i) an Affiliate of the related assignor, (ii) a Lender immediately prior to giving effect to such assignment or (iii) without limitation to clauses (i) and (ii) above, with the prior written consent of the Administrative Agent and the Company, a bank, an insurance company or a broker-dealer.

“Eligible Investments” has the meaning set forth in Section 4.01.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or the Parent, as applicable, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) the Company or the Parent sponsors, maintains, contributes to, is required to contribute to any Plan or any ERISA Affiliate has any material liability with respect to any Plan that could reasonably be expected to result in material liability to the Company or the Parent or (2) the Company or the Parent has any material liability with respect to any Plan.

“EURIBOR” means, for each Calculation Period relating to an Advance in Euros, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) displayed on Reuters Screen EURIBOR01 on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the Euro in the Euro Zone) at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for Euro deposits with a maturity of three months. If such rate is not available at such time for any reason, then EURIBOR for such Calculation Period shall be the rate (which shall not be less than zero) at which Euro deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal Brussels office of the Administrative Agent in immediately available funds in the Euro Zone interbank market at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period. Notwithstanding anything in the foregoing to the contrary, if EURIBOR as calculated for any purpose under this Agreement is below zero percent, EURIBOR will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Euro” or “€” means the lawful currency of Participating Member States.

“Euro Zone” means the economic and geographic region consisting of all of the countries within the European Union that incorporate the Euro as their national currency.

“Event of Default” has the meaning set forth in Article VII.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 4.05(a) and (b) on the next Interest Payment Date, the next Additional Distribution Date or the Maturity Date, as applicable, in each case, as determined by the Company in good faith and in a commercially reasonable manner and verified by the Administrative Agent (and, in connection with a Permitted Distribution or a Permitted Tax Distribution, after giving effect to the payment of accrued and unpaid interest on the Advances on the date of such Permitted Distribution or Permitted Tax Distribution).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Cure Period” has the meaning set forth in the definition of “Market Value Cure Period”.

“Extended Financing Commitment” has the meaning set forth in Section 2.06.

“Extended Ramp-Up Period” means the period from and including the Original Effective Date to, but excluding, the date that is the earlier of (i) three (3) months following the Ramp-Up Period End Date and (ii) the date designated in a written notice delivered by the Company to the Administrative Agent (with confirmed receipt by the Administrative Agent in writing (including via email), and with a copy to the Collateral Agent) pursuant to which the Company elects to end the Extended Ramp-Up Period as of such date. For the avoidance of doubt, the date in this clause (ii) shall be after the Ramp-Up Period End Date.

“FATCA” means Sections 1471 through 1474 of the Code as of the Original Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and intergovernmental agreements thereunder, similar or related non-U.S. law that corresponds to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule, or in the Assignment and Assumption as provided in Section 10.06(b), pursuant to which such Lender shall have assumed its Financing Commitment, as applicable.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, as applied from time to time by the Company.

“GBP” and “£” mean British Pounds.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.

“Indemnified Person” has the meaning specified in Section 5.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent): Bank of America/Merrill Lynch, Barclays Bank, BNP Paribas, Citibank, Credit Suisse, Deutsche Bank, Goldman Sachs, HSBC, JPMorgan, Morgan Stanley, Nomura, UBS, Wells Fargo and any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.

“Ineligible Investment” means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria; provided that with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an “Ineligible Investment” by reason of its failure to meet such waived criteria; provided further that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved; provided further that any Participation Interest that has not been elevated to an absolute assignment on or prior to the 60th calendar day following the Original Effective Date shall constitute an Ineligible Investment until the date on which such elevation has occurred.

“Information” means all information received from the Company or any Affiliate thereof relating to the Company, the Parent or their respective business or any obligor in respect of any Portfolio Investment in connection with the transactions contemplated by this Agreement.

“Initial Portfolio Investments” means the Portfolio Investments listed in Schedule 5 of the Original Agreement on the Original Effective Date.

“Interest Collection Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Interest Proceeds denominated in USD, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Interest Payment Date” has the meaning set forth in Section 4.03(b).

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account, the Unfunded Exposure Account, any Permitted Non-USD Currency Unfunded Exposure Account or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“JPMCB” has the meaning set forth in the introductory section of this Agreement.

“Lender Fee Letter” means each letter agreement entered into by and among the Company, the Administrative Agent and a Lender in connection with the transactions contemplated by this Agreement and setting forth, inter alia, the fees payable to such Lender hereunder, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Lender Letter Agreement” means any letter agreement entered into by and between a Lender and the Administrative Agent (with a copy delivered to the Company) in connection with the transactions contemplated by this Agreement and setting forth, inter alia, specified rights and obligations of such Lender and/or the Administrative Agent, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof (so long as copies of such amendments, modifications, supplements, restatements or replacements are delivered to the Company).

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Liabilities” has the meaning set forth in Section 5.03.

“Lien” means any security interest, lien, charge, pledge, preference, equity, assignment by way of security or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Liquid Unsecured Bond” means an unsecured debt security which has a traded volume through TRACE of at least U.S.$5,000,000 during the thirty day period immediately preceding such date of determination.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term and/or revolving loan agreement or other similar credit agreement.

“Loan Documents” means this Agreement, the Sale Agreement, the Effective Date Letter, the Collateral Documents, any Assignment and Assumption, any Lender Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered by the Company, the Parent Seller, the Portfolio Manager or any of their respective Affiliates to or for the benefit of the Administrative Agent, the Collateral Agent or the Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification by the Company, the Parent Seller, the Portfolio Manager or any of their respective Affiliates to or for the benefit of the Administrative Agent, the Collateral Agent or the Lenders.

“LTV Default” means, as of any date of determination, the LTV Ratio is greater than the sum of the Advance Rate at such time plus 10%.

“LTV Ratio” means, as of any date of determination, the ratio of (a) the Net Advances to (b) the Net Asset Value, in each case, as of such date.

“Margin Stock” has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

“Market Value” means, on any date of determination, (i) with respect to any Portfolio Investment other than a Non-Traded Portfolio Investment, (a) in the case of a Loan, the average indicative bid-side price (expressed as a percentage) determined by LoanX/Markit Group Limited and (b) in the case of a Bond, a TRACE price (expressed as a percentage) for U.S.$1,000,000 or more executed within the prior two (2) Business Days (or, if the Administrative Agent determines in its sole discretion that such bid-side price or TRACE price is not available or is stale, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner (any such market value determined by the Administrative Agent, an “Alternative MV”)) and (ii) with respect to any Non-Traded Portfolio Investment, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner (each such market value, a “Designated MV”), in each case, expressed as a percentage of par.

So long as no Market Value Event has occurred or Event of Default has occurred and is continuing, the Portfolio Manager shall have the right to initiate a dispute of Alternative MVs and/or Designated MVs as and to the extent set forth below; provided that the Portfolio Manager provides the executable bid or valuation set forth below no later than 12:00 p.m. New York City time on the Business Day immediately following the related date of determination; provided, further, that with respect to each Portfolio Investment, the Portfolio Manager may not initiate a dispute of the Market Value thereof until the earlier of (x) the date that is six (6) months following the Trade Date of such Portfolio Investment and (y) the date on which the Administrative Agent provides an Alternative MV or a Designated MV with respect to such Portfolio Investment that is at least 5% lower than the Market Value of such Portfolio Investment on the Trade Date of such Portfolio Investment.

If the Portfolio Manager disputes any Designated MV, the Portfolio Manager may, with respect to up to three such Portfolio Investments in each calendar quarter, engage a Nationally Recognized Valuation Provider, at the expense of the Company, to provide a valuation of the applicable Portfolio Investments and submit evidence of such valuation to the Administrative Agent; provided that if the Company engages a Nationally Recognized Valuation Provider that provides a range of valuations, then the valuation for the purposes of this clause shall be equal to the mean of the highest and lowest valuations of such range.

If the Portfolio Manager disputes any Alternative MV, the Portfolio Manager may, at the expense of the Company, obtain a written executable bid from two Independent Dealers for the full notional amount of such Portfolio Investment and submit evidence of such bids to the Administrative Agent and the market value provided by the Portfolio Manager shall be deemed to be the average of such bids.

The market value of any Portfolio Investment determined in accordance with the immediately preceding two paragraphs will be the Market Value for the applicable Portfolio Investment from and after the Business Day following receipt of notice of such executable bid or valuation by the Administrative Agent until the Administrative Agent has made a good faith and commercially reasonable determination that the Market Value of such Portfolio Investment has changed, in which case the Administrative Agent may determine another Market Value (in accordance with the definition of Market Value).

Notwithstanding anything to the contrary herein, (A) the Market Value for any Portfolio Investment shall not be greater than the par amount thereof, (B) the Market Value of any Ineligible Investment shall be deemed to be zero, (C) the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Portfolio Manager from any Independent Dealer if, in the Administrative Agent’s good faith and commercially reasonable judgment: (i) such Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent; or (ii) such firm bid or such firm offer is not bona fide, including due to the insolvency of the Independent Dealer and (D) no valuation provided by a Nationally Recognized Valuation Provider shall be effective unless it is in form and substance reasonably acceptable to the Administrative Agent and takes into account factors commonly used by market participants in conducting valuation processes, including without limitation (i) industry and comparable company analysis, (ii) market yield assumptions, (iii) credit fundamentals, cyclical nature, and outlook of the business of the Portfolio Investment’s obligor and (iv) historical material debt-financed acquisitions consummated by the Portfolio Investment’s obligor; provided that, for purposes of determining whether a valuation provided by a Nationally Recognized Valuation Provider is reasonably acceptable to it, the Administrative Agent shall take into account the fact that such valuation includes the factors set forth in clauses (D)(i) through (iv) above.

The Administrative Agent shall notify the Company, the Portfolio Manager, each Lender and the Collateral Administrator in writing of the then-current Market Value of each Portfolio Investment in the Portfolio on a monthly basis or upon the reasonable request of the Portfolio Manager; provided that the Company and the Portfolio Manager hereby acknowledge that the Administrative Agent may make available to the Company and the Portfolio Manager the Market Value of each Portfolio Investment by posting such materials or information on the Financing Connect platform hosted by JPMorgan Chase Bank, N.A. or another similar electronic system and such posting shall satisfy the Administrative Agent’s requirements under this paragraph. Any notification from the Administrative Agent to the Company that the events set forth in clause (A)(i) of the definition of the term Market Value Event have occurred and are continuing shall be accompanied by a written statement showing the then-current Market Value of each Portfolio Investment.

“Market Value Cure” means, on any date of determination, (i) the contribution by the Parent Seller or acquisition of additional Portfolio Investments (subject to approval by the Administrative Agent pursuant to Section 1.02) and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the contribution of cash to the Company as an equity contribution (which amounts shall be deposited in the MV Cure Account), (iii) the sale by the Company of one or more Portfolio Investments in accordance with the requirements of this Agreement, (iv) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (v) any combination of the foregoing clauses (i), (ii), (iii) and (iv), in each case during the Market Value Cure Period, at the option of the Portfolio Manager, and in an amount such that immediately after giving effect to all such actions and the application of proceeds thereof, the Borrowing Base Test is satisfied; provided that (x) a Portfolio Investment contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and the Concentration Limitations shall be satisfied after such contribution, (y) a Portfolio Investment shall be deemed to have been contributed to the Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to the Company and, in the reasonable judgment of the Portfolio Manager, such assignment will settle within (1) fifteen (15) Business Days thereof, in the case of a Loan and (2) three (3) Business Days thereof, in the case of any other Portfolio Investment (each, a “Settlement Period”) and (z) the Portfolio Manager shall use its commercially reasonable efforts to effect any such assignment within such time period. Notwithstanding the foregoing, any cash deposited pursuant to clause (ii) above may, at the Company’s discretion, be transferred to the Principal Collection Account and be considered Principal Proceeds so long as (i) no Market Value Trigger Event shall be occurring at the time of such transfer (or will occur after giving effect to such transfer) and (ii) the Administrative Agent has confirmed in writing that the Borrowing Base Test is satisfied at the time of such transfer (and will be satisfied after giving effect to such transfer).

The Administrative Agent shall use commercially reasonable efforts to reply to any request for a consent under clause (i) in the immediately preceding paragraph not later than 5:00 p.m. New York City time on the Business Day immediately succeeding the date on which it receives such request.

“Market Value Cure Failure” means the failure by the Company to effect a Market Value Cure as set forth in the definition of such term.

“Market Value Cure Period” means the period commencing on the Business Day on which the Portfolio Manager receives notice from the Administrative Agent (which if received after 2:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of a Market Value Trigger Event and ending at the later of (x) the close of business in New York two (2) Business Days thereafter and (y) such later date and time as may be agreed to by the Administrative Agent in writing (including via email) in its sole discretion; provided, that in the event the Parent delivers a Capital Call Confirmation Package satisfactory to the Administrative Agent in its sole discretion within such two (2) Business Day period, then the Market Value Cure Period shall be extended to the close of business ten (10) Business Days following the conclusion of such two (2) Business Day period (an “Extended Cure Period”); provided, further, that (a) if the Company, the Portfolio Manager or the Parent becomes aware that any portion of the requested capital contribution(s) under such Capital Call Confirmation Package will not be timely made within the applicable Extended Cure Period, then the Company, the Portfolio Manager or the Parent, as applicable, shall provide the Administrative Agent notice thereof as soon as reasonably practical (but no later than within one (1) Business Day) and the Market Value Cure Period shall end on the earlier of (i) two (2) Business Days following the date the Company, the Portfolio Manager or the Parent becomes so aware and (ii) the conclusion of the applicable Extended Cure Period and (b) no more than one Capital Call Confirmation Package may be delivered in any ten (10) Business Day period.

“Market Value Event” means (A) the occurrence of both of the following events (i) a Market Value Trigger Event and (ii) a Market Value Cure Failure or (B) if in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within the applicable Settlement Period.

“Market Value Trigger” has the meaning set forth in the Transaction Schedule.

“Market Value Trigger Event” means an event that shall have occurred if the Administrative Agent has determined and notified the Portfolio Manager in writing as of any date that the LTV Ratio is greater than the applicable Market Value Trigger.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company, the Parent Seller or the Portfolio Manager, (b) the ability of the Company, the Parent Seller or the Portfolio Manager to perform its obligations under this Agreement or any of the other Loan Documents to which it is a party or (c) the rights of or benefits available to the Agents or the Lenders under this Agreement or any of the other Loan Documents.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) effects changes to any provision in a manner that would alter the pro rata sharing of payments required hereby, (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (vi) increases the advance rate percentage as set forth in the definition of “Advance Rate”, (vii) changes any of the provisions of the definition of “Reinvestment Period”, (viii) effects any change in the provisions of the definition of “Market Value Trigger” or “Borrowing Base Test” or (ix) effects any change in the provisions of clause (m) of Article VII.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means a Portfolio Investment which is unsecured, subordinated debt of the obligor.

“Minimum Funding Amount” means, on any date of determination:

(a)            prior to any Commitment Increase Date, as set forth in the table below:

Period Start Date	Period End Date	Minimum Funding Amount (% of Amended and Restated Effective Date Financing Commitment)
Amended and Restated Effective Date	Last day of the Reinvestment Period	80

(b)            upon the occurrence of any Commitment Increase Date, the Minimum Funding Amount (if any) with respect to such increased Financing Commitments shall be as agreed by the Administrative Agent and the Company in connection with the corresponding increase of the Financing Commitment.

“MV Cure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Hilco, (iii) Duff & Phelps, (iv) Alvarez & Marsal and (v) Houlihan Lokey; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that the Administrative Agent may remove any provider from this definition by written notice to the Company and the Portfolio Manager so long as, after giving effect to such removal, there are at least three providers designated pursuant to this definition.

“Net Advances” means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds (other than Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled).

“Net Asset Value” means, on any date of determination, the sum of (A) the sum of the product for each Portfolio Investment, other than, for any Loan, the unfunded commitment amount of a Delayed Funding Term Loan or Revolving Loan of (x) the Market Value of such Portfolio Investment multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the Unfunded Exposure Account and each applicable Permitted Non-USD Currency Unfunded Exposure Account (each including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within the applicable Settlement Period thereof (or, in each case, such longer period of time agreed to by the Administrative Agent in its sole discretion) and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

“Non-Call Period” means the period beginning on, and including, the Original Effective Date and ending on, but excluding, January 22, 2027.

“Non-Traded Portfolio Investment” means any Portfolio Investment that, on the applicable date of determination, (i) in the case of a Loan, has less than three bids available through LoanX/Markit Group Limited and (ii) in the case of a Bond, has a traded volume through TRACE of less than U.S.$2,000,000.

“Notice of Acquisition” has the meaning set forth in Section 1.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“Original Agreement” has the meaning set forth in the introductory section of this agreement.

“Original Effective Date” means January 22, 2025.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Stone Point Credit Income Fund, a Delaware statutory trust.

“Parent Originated Investments” means Portfolio Investments made or acquired by the Parent from time to time.

“Parent Originated Investment Distributions” has the meaning set forth in Section 6.02(w).

“Parent Seller” has the meaning set forth in the introductory section of this Agreement.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Agreement” has the meaning set forth in the introductory section of this Agreement.

“Participation Interest” means a participation interest in a Loan.

“PATRIOT Act” has the meaning set forth in Section 2.03(f).

“Payment” has the meaning set forth in Section 10.14(c)(i).

“Payment Notice” has the meaning set forth in Section 10.14(c)(ii).

“Permitted Distribution” means, on any Business Day, distributions of Interest Proceeds, Principal Proceeds or Portfolio Investments (in each case, at the discretion of the Company) to the Parent (or other permitted equity holders of the Company) or to the Portfolio Manager in respect of any accrued management fees; provided that (x) Interest Proceeds may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and (y) Principal Proceeds and Portfolio Investments (except as otherwise provided in Section 6.02(w) with respect to Parent Originated Investment Distributions) may be distributed pursuant to this definition only following the Extended Ramp-Up Period and during the Reinvestment Period and Interest Proceeds, Principal Proceeds and Portfolio Investments may be distributed pursuant to this definition only so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Distribution), (iv) the Company gives at least one (1) Business Day’s prior written notice thereof (or such shorter period as the Administrative Agent may agree in its sole discretion) to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (v) not more than six Permitted Distributions are made in any single Calculation Period, (vi) the Company pays to the Lenders on the date of such Permitted Distribution all accrued and unpaid interest on the Advances as of the date of such Permitted Distribution and (vii) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied. Notwithstanding the foregoing, a distribution of Portfolio Investments by the Company to the Parent on the Amended and Restated Effective Date shall be a Permitted Distribution and shall not be subject to conditions (v) and (vi) set forth above so long as the Administrative Agent has consented to such distribution pursuant to Section 6.02(w)(i). Nothing in this definition shall limit the right of the Company to make a Permitted Tax Distribution.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Loan Documents, (d) judgement Liens not constituting an Event of Default hereunder, (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements, (f) with respect to any collateral underlying a Portfolio Investment, the Lien in favor of the Company and Liens permitted under the related Underlying Instruments and (g) as to agented Portfolio Investments, Liens in favor of the agent under the applicable transaction documents.

“Permitted Non-USD Currency” means each of AUD, Euros, CAD and GBP.

“Permitted Non-USD Currency Account Opening Notice” has the meaning specified in Section 8.01(a).

“Permitted Non-USD Currency Accounts” means the Permitted Non-USD Currency Custodial Accounts, the Permitted Non-USD Currency Interest Collection Accounts, the Permitted Non-USD Currency Principal Collection Accounts and the Permitted Non-USD Currency Unfunded Exposure Accounts, collectively.

“Permitted Non-USD Currency Collection Accounts” means the Permitted Non-USD Currency Interest Collections Account and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Custodial Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency and set forth on the Transaction Schedule to which Portfolio Investments, Eligible Investments and other financial assets denominated in such Permitted Non-USD Currency may be credited, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Equivalent” means, with respect to any amount in USD, the amount of any Permitted Non-USD Currency that could be purchased with such amount of USD using the reciprocal foreign exchange rate(s) obtained as described in the definition of the term Spot Rate.

“Permitted Non-USD Currency Interest Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency and set forth on the Transaction Schedule for the deposit of Interest Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Principal Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency and set forth on the Transaction Schedule for the deposit of Principal Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Unfunded Exposure Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency and set forth on the Transaction Schedule for the deposit of funds used to cash collateralize the Unfunded Exposure Amount denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Tax Distribution” means distributions to the Parent (from the Collection Account or otherwise) to the extent required to allow the Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115% of the amounts that the Company would have been required to distribute to the Parent to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Company had qualified to be taxed as a regulated investment company under the Code and (B) amounts may be distributed pursuant to this definition only from Excess Interest Proceeds and so long as (i) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Tax Distribution), (ii) the Company gives at least two (2) Business Days’ prior notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (iii) if any such Permitted Tax Distributions are made after the occurrence and during the continuance of an Event of Default, the amount of Permitted Tax Distributions made in any 90 calendar day period shall not exceed U.S.$1,500,000 (or such higher amount as agreed by the Administrative Agent in writing (including via email) in its reasonable discretion), (iv) the Company pays to the Lenders on the date of such Permitted Tax Distribution all accrued and unpaid interest on the Advances as of the date of such Permitted Tax Distribution and (v) the Company and the Administrative Agent have confirmed in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Tax Distribution set forth herein are satisfied.

“Permitted Working Capital Lien” has meaning set forth in the definition of “Senior Secured Obligation”.

“Person” means any natural person, corporation, company, exempted company, partnership, exempted limited partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity, whether or not having a separate legal personality.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by the Company, the Parent or any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Rules.

“Portfolio” means all Portfolio Investments Purchased hereunder and not otherwise sold or liquidated.

“Portfolio Investment Material Event” means (i) any default (after giving effect to any applicable notice requirement) in respect of a Portfolio Investment as a result of (A) a failure to make any payment of principal or interest due thereunder, (B) a breach of any financial covenant applicable thereto, (C) a bankruptcy or insolvency event thereunder, (D) a failure to perfect or maintain the perfection of any security interest or lien granted thereunder with respect to a material portion of the collateral thereunder or (E) a change of control event thereunder; (ii) any acceleration of indebtedness under a Portfolio Investment in accordance with its terms (including the terms of its Underlying Instruments after giving effect to any grace and/or cure period set forth in such Underlying Instruments) or (iii) any other event or circumstance with respect to a Portfolio Investment or the related obligor that is (in the determination of the Company or the Portfolio Manager taking into account the circumstances at the time that the Company or the Portfolio Manager receives notice of such event or circumstance) material to the credit quality of the Portfolio Investment or the creditworthiness of the related obligor.

“Portfolio Investments” has the meaning set forth in the introductory section of this Agreement.

“Portfolio Manager” has the meaning set forth in the introductory section of this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Collection Account” means the account(s) established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of Principal Proceeds denominated in USD, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account or any Permitted Non-USD Currency Unfunded Exposure Account.

“Priority of Payments” has the meaning set forth in Section 4.05.

“Proceeding” has the meaning set forth in Section 10.07(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase” means each acquisition of a Portfolio Investment hereunder (other than by Substitution), including, for the avoidance of doubt, by way of (a) origination, (b) acquisition of a Participation Interest pursuant to the Participation Agreement or (c) a contribution by the Parent to the Company or acquisition of a Portfolio Investment pursuant to the Sale Agreement.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Ramp-Up Period” means the period from and including the Original Effective Date to, but excluding, the Ramp-Up Period End Date.

“Ramp-Up Period End Date” means the date that is the earlier of (i) October 22, 2025 and (ii) the date designated as the “Ramp-Up Period End Date” in a written notice delivered by the Company to the Administrative Agent (with confirmed receipt by the Administrative Agent in writing (including via email), and with a copy to the Collateral Agent) pursuant to which the Company elects to end the Ramp-Up Period as of such date.

“Reference Rate” means (i) with respect to Advances denominated in USD and related calculations, the Term SOFR Rate, (ii) with respect to Advances denominated in CAD and related calculations, Term CORRA, (iii) with respect to Advances denominated in GBP and related calculations, Daily Simple SONIA, (iv) with respect to Advances denominated in AUD and related calculations, the AUD Screen Rate and (v) with respect to Advances denominated in Euros and related calculations, EURIBOR. The Reference Rate shall be determined by the Administrative Agent (and notified to the Collateral Agent and the Collateral Administrator), and such determination shall be conclusive absent manifest error.

“Reference Time” with respect to any setting of the then-current Benchmark means the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Original Effective Date and ending on, but excluding, the earliest of (i) January 22, 2029, (ii) the date on which a Market Value Event occurs, (iii) the date on which an Event of Default occurs and (iv) the date on which the investment period of the Parent terminates.

“Related Parties” has the meaning set forth in Section 9.01.

“Relevant Governmental Body” means, (i) with respect to a Benchmark Replacement in respect of Advances denominated in any Permitted Non-USD Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof and (ii) with respect to a Benchmark Replacement in respect of Advances denominated in USD, the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, or a committee officially endorsed or convened by the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, or, in each case any successor thereto.

“Request for Advance” has the meaning set forth in Section 2.02(d).

“Required Lenders” means (a) JPMCB and its Affiliates, and (b) the other Lenders (other than any Defaulting Lender), if any, holding, together with the Persons set forth in clause (a) above, 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances (other than outstanding Advances of Defaulting Lenders) plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments (other than the undrawn amount of the outstanding Financing Commitments of Defaulting Lenders).

“Responsible Officer” means (i) with respect to the Collateral Agent, the Securities Intermediary or the Collateral Administrator, any president, vice president, assistant vice president or other officer within the corporate trust department of such Person customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement and (ii) with respect to any Person not set forth in clause (i) above, any president, vice president, assistant vice president, director or other officer within the corporate department of such Person customarily performing functions with respect to corporate matters and, with respect to a particular corporate matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.

“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“Sale Agreement” has the meaning set forth in the introductory section of this Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk and Luhansk People’s Republics, and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or the Cayman Islands (including pursuant to any sanctions legislation extended to the Cayman Islands by the United Kingdom pursuant to any Order of Council), (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person otherwise the target or subject of Sanctions, including by reason that the Person is owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Cayman Islands (including pursuant to any sanctions legislation extended to the Cayman Islands by the United Kingdom pursuant to any Order of Council).

“Scheduled Termination Date” has the meaning set forth in the Transaction Schedule.

“Second Lien Obligation” means a Loan or Bond that (i) is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar obligations) under Applicable Law (other than a Loan or Bond that is second priority to a Permitted Working Capital Lien) and (ii) the Portfolio Manager determines in good faith that the value of the collateral securing the Loan or Bond (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans or Bonds, as applicable, of equal or higher seniority secured by the same collateral.

“Secured Obligation” has the meaning set forth in Section 8.02(a).

“Secured Party” has the meaning set forth in Section 8.02(a).

“Securities Intermediary” has the meaning set forth in the introductory section of this Agreement.

“Senior Secured Obligation” means any Loan or Bond that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, restructuring, arrangement, insolvency, moratorium or provisional, liquidation or arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable Underlying Instruments), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable for similar Loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar obligations) in all other collateral under Applicable Law, and (iii) the Portfolio Manager determines in good faith that the value of the collateral for such Loan or Bond (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans or Bonds, as applicable, of equal or higher seniority secured by a first priority Lien over the same collateral.

“Settlement Date” has the meaning set forth in Section 1.03.

“Settlement Period” has the meaning set forth in the definition of “Market Value Cure”.

“SOFR” means, for purposes of CME Term SOFR Administrator and the calculation of the Term SOFR Reference Rate, the meaning set forth in the definition of Term SOFR Reference Rate.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such business day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means The Bank of England (or a successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Original Effective Date; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, as of any date of determination and with respect to any then-current Permitted Non-USD Currency, (x) with respect to actual currency exchange between USD and AUD, CAD, Euros or GBP and the calculations made pursuant to Section 1.06(b), the applicable currency-USD rate available through the Administrative Agent’s banking facilities (or, through such other source agreed to by the Administrative Agent in writing) at the time of such exchange or calculation and (y) with respect to all other purposes between USD and AUD, CAD, Euros or GBP, the applicable currency-USD spot rate that appeared on the BFIX page of Bloomberg Professional Service (or any successor thereto) (or such other recognized service or publication reasonably selected by the Administrative Agent for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as reasonably determined by the Administrative Agent (with notice to the Collateral Agent and the Collateral Administrator). The determination of the Spot Rate shall be conclusive absent manifest error.

“Stage” means each of Stage 1, Stage 2 and Stage 3 as elected by the Portfolio Manager on an Interest Payment Date during the Reinvestment Period, but after the Ramp-Up Period, with prior written notice (including via email) to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) not later than 11:00 a.m. New York City time on the applicable Interest Payment Date (or, with the prior consent of the Administrative Agent in its sole discretion, at such other time as notified with not less than three (3) Business Days’ prior written notice (including via email) by the Portfolio Manager to the Administrative Agent); provided that (i) at the time of such election no Market Value Event shall have occurred, no Default or Event of Default shall have occurred and be continuing and the Borrowing Base Test is satisfied, and (ii) the Stage then in effect shall remain in effect until the Portfolio Manager elects another Stage in accordance with this definition; provided that the Stage in effect during the period from the end of the Reinvestment Period to the Maturity Date shall be the Stage in effect on the last day of the Reinvestment Period. As of the Amended and Restated Effective Date, the Stage in effect is Stage 1.

“Subsidiary” of a Person means a corporation, exempted company, partnership, exempted limited partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Substitution” has the meaning set forth in Section 1.08.

“Substitution Date” has the meaning set forth in Section 1.03.

“Substitute Portfolio Investment” has the meaning set forth in Section 1.08.

“TARGET2 Settlement Day” means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) system is open.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for each Calculation Period relating to an Advance denominated in CAD, the Term CORRA Reference Rate for a tenor of three (3) months, as such rate is published by the Term CORRA Administrator on the Term CORRA Determination Date for such Calculation Period; provided, however, that if as of 1:00 p.m. (Toronto time) on the Term CORRA Determination Date the Term CORRA Reference Rate for such tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator; provided, further, that, in the event that the rate resulting from the sum of any Term CORRA shall be less than zero, such rate shall be deemed to be the zero for purposes of this Agreement.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Determination Date” means, with respect to each Calculation Period, the day that is two (2) Business Days prior to the first day of such Calculation Period.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR Rate” means, for each Calculation Period relating to an Advance denominated in USD, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to the commencement of such Calculation Period for rates with a tenor of three months, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), for each Calculation Period relating to an Advance denominated in USD, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on the overnight funding rate (“SOFR”). If by 5:00 pm (Central Standard time) on the fifth (5th) Business Day immediately following any Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Trade Date” has the meaning set forth in Section 1.03.

“Tranche” means each of the Amended and Restated Effective Date Financing Commitment, and each increase in the Financing Commitment pursuant to a Commitment Increase Request.

“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unaffiliated Seller” has the meaning set forth in the introductory section of this Agreement.

“Uncertificated Security” has the meaning set forth in the UCC.

“Underlying Instruments” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Unfunded Exposure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of funds used to cash collateralize the Unfunded Exposure Amount denominated in USD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Portfolio Investment of Company consisting of a Delayed Funding Term Loan or a Revolving Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan or Revolving Loan.

“Unfunded Exposure Shortfall” means, on any date of determination, an amount equal to the greater of (i) 0 and (ii) the aggregate Unfunded Exposure Amount for all Portfolio Investments minus the sum of (x) the amounts on deposit in the Unfunded Exposure Account and the Permitted Non-USD Currency Unfunded Exposure Accounts and (y) (1) 10% of the Collateral Principal Amount, if during the Ramp-Up Period, and (2) 5.0% of the Collateral Principal Amount, if after the Ramp-Up Period.

“Unused Facility Amount” means, on any applicable date of determination, with respect to each Tranche (i) the aggregate Financing Commitment of all Lenders with respect to such Tranche minus (ii) the aggregate outstanding amount of the Advances with respect to such Tranche.

“USD” and “U.S.$” means United States dollars.

“USD Collateral Accounts” has the meaning set forth in Section 8.01(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code; provided that for purposes of Sections 6.01(ff) and 6.02(ss), “U.S. Person” shall mean any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets.

In this Agreement and in each other Loan Document, unless a contrary intention expressly appears:

(a)            the singular number includes the plural number and vice versa;

(b)            reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Loan Documents;

(c)            reference to any gender includes each other gender;

(d)            reference to day or days without further qualification means calendar days;

(e)            reference to any time means New York City time;

(f)            reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g)            reference to any agreement (including any Loan Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Loan Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h)            reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision; and

(i)            reference to the par or principal amount of any Portfolio Investment shall, unless otherwise expressly set forth herein, be calculated exclusive of accrued interest.

ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01.         Purchases of Portfolio Investments. On the Original Effective Date, the Company acquired certain Initial Portfolio Investments from the Unaffiliated Seller pursuant to the Participation Agreement. From time to time during the Reinvestment Period, the Company may Purchase additional Portfolio Investments, including, from the Parent Seller pursuant to the Sale Agreement, or request that Portfolio Investments be Purchased for the Company’s account, all on and subject to the terms and conditions set forth herein.

SECTION 1.02.         Procedures for Purchases and Related Advances.

(a)            Timing of Notices of Acquisition. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment to acquire any Portfolio Investment (other than an Initial Portfolio Investment acquired on the Original Effective Date) be made by it or for its account (a “Purchase Commitment”), the Portfolio Manager, on behalf of the Company, shall deliver to the Administrative Agent a notice of acquisition (a “Notice of Acquisition”).

(b)            Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Portfolio Manager and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information (to the extent available to the Company) as the Administrative Agent may request.

(c)            Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of the Lenders, to request in writing additional information (to the extent available to the Company) regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Portfolio Manager and the Company (with a copy to the Collateral Agent) of its approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to a Notice of Acquisition (and, if approved, (x) an initial determination of the Market Value for such Portfolio Investment and (y) whether it elects to designate such Portfolio Investment as a Specified Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Notice of Acquisition and any information (to the extent available to the Company) requested in writing in connection therewith; provided that the failure of the Administrative Agent to notify the Portfolio Manager and the Company of its approval of any Portfolio Investment in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition. Notwithstanding anything to the contrary herein, to the extent that the Administrative Agent has approved a Notice of Acquisition (and such approval has not been withdrawn prior to the Trade Date of such Portfolio Investment) with respect to a Portfolio Investment (other than an Initial Portfolio Investment) and such Portfolio Investment has not yet been Purchased, if the Trade Date for such Portfolio Investment is after the 30th calendar day following the date of such approval, such Portfolio Investment shall constitute an Ineligible Investment until the date on which the Administrative Agent approves a subsequent Notice of Acquisition with respect to such Portfolio Investment. Notwithstanding anything in this Section 1.02 to the contrary, neither the Company nor the Portfolio Manager on its behalf shall be required to submit a Notice of Acquisition with respect to the Initial Portfolio Investments and the Initial Portfolio Investments will be deemed to be approved in accordance with this clause (c) provided that such Initial Portfolio Investment is acquired on the Original Effective Date.

(d)            The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit the Company from acquiring such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided that any Portfolio Investment not so approved prior to its Trade Date shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

SECTION 1.03.         Conditions to Purchases.

No Purchase Commitment, Purchase or Substitution shall be entered into or made unless each of the following conditions is satisfied as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment’s “Trade Date”) or, in the case of a Substitution, the date on which the Company consummates such Substitution (the “Substitution Date”):

(1)            the information contained in the Notice of Acquisition accurately describes, in all material respects, such Portfolio Investment and, unless waived by the Administrative Agent (as set forth below), such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the “Eligibility Criteria”);

(2)            with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than (x) in the case of a Loan, the date that is fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) after such Trade Date or (y) in the case of any other Portfolio Investment, the date that is three (3) Business Days (or, in each case, such longer period of time agreed to by the Administrative Agent in its sole discretion) after such Trade Date;

(3)            no Market Value Event has occurred and no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing, and the Reinvestment Period has not otherwise ended; and

(4)            after giving pro forma effect to the Purchase of such Portfolio Investment and the related Advance or such Substitution, the Borrowing Base Test is satisfied.

The Administrative Agent, on behalf of the Lenders, may waive in its sole discretion any conditions to a Purchase Commitment, Purchase or Substitution, as the case may be, specified above in this Section 1.03 by written notice (including via email) to the Company, the Collateral Administrator, the Portfolio Manager and the Collateral Agent.

If the above conditions to a Purchase Commitment, a Purchase or a Substitution are satisfied or waived by the Administrative Agent (as shall be deemed certified upon delivery by the Company (or the Portfolio Manager on its behalf) of any trade ticket, direction or other instruction relating to purchase), the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Collateral Agent and the Collateral Administrator, the date on which such Purchase (if any) or Substitution (if any) shall settle (the “Settlement Date”) for such Portfolio Investment. Promptly following the Settlement Date for a Portfolio Investment and its receipt thereof (and at other times thereafter promptly following the written request of the Administrative Agent (including via email)), the Portfolio Manager shall provide to the Administrative Agent, to the extent received by the Company or the Portfolio Manager on its behalf, a copy of the executed assignment agreement or executed credit agreement evidencing the Company’s purchase (or, in the case of a Portfolio Investment that is not a Loan, the executed purchase agreement or similar instrument) pursuant to which such Portfolio Investment was assigned, sold or otherwise transferred to the Company.

SECTION 1.04.         Sales of Portfolio Investments. The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), except that, subject to Section 6.02(w), (a) the Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset without such consent so long as (x) immediately prior to such sale or other disposition, no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing, (y) after giving effect thereto, no Market Value Trigger Event and no Default or Event of Default will occur and (z) the sale of such asset by the Company shall be on an arm’s-length basis at fair market value and in accordance with the Portfolio Manager’s standard market practices and (b) the Company may effect Substitutions in accordance with Section 1.08. In addition, within two (2) Business Days of any Delayed Funding Term Loan or Revolving Loan with an unfunded commitment becoming an Ineligible Investment, the Company, subject to clauses (x) and (y) in the immediately preceding sentence, shall sell such Delayed Funding Term Loan or Revolving Loan and shall pay any amount payable in connection with such sale. Any trade ticket or other direction or instruction from the Company (or the Portfolio Manager on its behalf) in connection with any sale, transfer or other disposition of any Portfolio Investment or any other asset shall be deemed to constitute a certification that any related conditions have been satisfied.

Notwithstanding anything in this Agreement to the contrary (but subject to this Section 1.04): (i) following the occurrence and during the continuance of an Event of Default, neither the Company nor the Portfolio Manager on its behalf shall have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Collateral Accounts) without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), (ii) following the occurrence of a Market Value Event, the Company shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) (provided that the Administrative Agent shall only require sales at the direction of the Required Lenders and at least equal to the then-current fair market value and in accordance with the Administrative Agent’s standard market practices) and the proceeds from such sales shall be used to prepay Advances outstanding hereunder and (iii) following the occurrence of a Market Value Event, the Portfolio Manager shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other Person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement except with the prior written consent of the Administrative Agent. Following the occurrence of a Market Value Event and in connection with the sale of any Portfolio Investment by or at the direction of the Administrative Agent, the Portfolio Manager shall take such actions as the Administrative Agent may reasonably request in writing (including via email) to facilitate the consummation of such sale.

Any prepayments made pursuant to the immediately preceding paragraph shall automatically reduce the Financing Commitments as provided in Section 4.07(c).

In connection with any sale of Portfolio Investments required by the Administrative Agent following the occurrence of a Market Value Event, the Administrative Agent or a designee of the Administrative Agent shall:

(i)             notify the Company at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments; and

(ii)            direct the Company to sell such Portfolio Investments to the Designated Independent Dealer if the Designated Independent Dealer provides the highest bid (or a bid equal to such highest bid) in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Dealer provides a bid to the Administrative Agent that is the highest bona fide bid (or equal to such highest bona fide bid) to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Dealer or any other bidder for other Portfolio Investments in such pool) is greater than any bid on a pool basis.

For purposes of this paragraph, the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Designated Independent Dealer if, in the Administrative Agent’s judgment (acting reasonably):

(A)            either:

(x)             the Designated Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or

(y)            the Designated Independent Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or

(B)            such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Designated Independent Dealer or (y) the inability, failure or refusal of the Designated Independent Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

For the avoidance of doubt, the bid(s) provided by the Designated Independent Dealer may be provided on behalf of the Company, the Portfolio Manager, any Affiliate of the Portfolio Manager or any account or fund serviced or managed by the Portfolio Manager or an Affiliate of the Portfolio Manager if so agreed between the Designated Independent Dealer and any such Person.

In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Parent and/or the Company, as applicable, by this appointment), with full authority in the place and stead of the Parent and/or the Company, as applicable, and in the name of the Parent and/or the Company, as applicable, to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect of the application of net proceeds of any such sales).

In connection with the sale of any or all Portfolio Investment(s) directed by the Administrative Agent pursuant to this Section 1.04, if (x) the Administrative Agent has not yet entered into an agreement or agreements to sell the Portfolio Investments in an amount sufficient to satisfy the Secured Obligations, (y) JPMCB (or any of its Affiliates) has not yet assigned its Financing Commitments pursuant to Section 10.06 herein and (z) the Company diligently pursued a Market Value Cure, as determined by the Administrative Agent in its sole discretion, then the Administrative Agent, in its sole good faith discretion, subject to the other terms of this Section 1.04, shall consider (but shall be under no obligation to accept) any cash purchase bid or bids submitted by the Portfolio Manager or the Company via an Independent Dealer (and actually received by the Administrative Agent from such Independent Dealer) during the period of three (3) Business Days following the occurrence of the related Market Value Event, if the aggregate amount of such bids is sufficient to repay the Secured Obligations in full on or before the proposed settlement date of any other bid or bids received by the Administrative Agent.

None of the Administrative Agent, the Lenders, the Collateral Administrator, the Securities Intermediary, the Collateral Agent or any Affiliate of any thereof shall incur any liability to the Company, the Portfolio Manager any Lender or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent and the Collateral Agent only, any such sale does not violate Applicable Law.

SECTION 1.05.         Certain Assumptions relating to Portfolio Investments.

For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company until such settlement date.

SECTION 1.06.         Currency Equivalents. (a)         Except as set forth in clause (b) and Section 4.06(b), for purposes of all valuations and calculations under the Loan Documents, (i) the principal amount of all Portfolio Investments denominated in a Permitted Non-USD Currency, (ii) proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account and (iii) for the purposes of Net Advances and the Borrowing Base Test, the outstanding aggregate principal amount of Advances denominated in a Permitted Non-USD Currency shall be calculated into the USD equivalent at the Spot Rate in accordance with clause (y) of the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.

(b)            Except as provided in Section 4.06(b), for purposes of determining (i) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (ii) the aggregate unutilized amount of the Financing Commitments and (iii) the limitations on the portion of the Financing Limit and the Financing Commitment that may be utilized in a Permitted Non-USD Currency, the principal amount of Advances denominated in a Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of the Permitted Non-USD Currency of such Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in USD, but such Advance is denominated in a Permitted Non-USD Currency, such amount shall be the Permitted Non-USD Currency Equivalent of such USD amount (rounded to the nearest 1,000 units of the applicable Permitted Non-USD Currency), calculated pursuant to clause (y) of the definition of Spot Rate.

SECTION 1.07.         Additional Equity Contributions. The Parent may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Company for any purpose, including for the purpose of curing any Default or Event of Default, in connection with a Market Value Cure, satisfying any Borrowing Base Test, enabling the acquisition or sale of any Portfolio Investment or satisfying any conditions under Section 2.04. Each contribution shall either be made (a) in cash, (b) by assignment and contribution of Cash Equivalents and/or (c) by assignment and contribution of a Portfolio Investment that satisfies all of the Eligibility Criteria and the Concentration Limitations and could otherwise have been sold to the Company in compliance with this Agreement.

SECTION 1.08.         Substitution. The Company may replace a Portfolio Investment with another Portfolio Investment (each such replacement, a “Substitution” and such new Portfolio Investment, a “Substitute Portfolio Investment”) so long as the Company has submitted a Notice of Acquisition and all other conditions precedent set forth in Section 1.03(1), (3) and (4) have been satisfied with respect to each Substitute Portfolio Investment to be acquired by the Company in connection with such Substitution. In no event shall the sum of the principal balance of all Affiliate Portfolio Investments sold by the Company to the Parent, or any Affiliate thereof, or released to the Parent as a dividend, in each case including in connection with any Substitution, exceed fifteen percent (15%) of the Affiliate Purchased Investment Balance.

ARTICLE II
THE Advances

SECTION 2.01.         Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Lender hereby severally agrees to make available to the Company Advances, in the applicable Currency specified in Section 2.03(c) below, in an aggregate amount outstanding not exceeding the amount of such Lender’s Financing Commitment (or such Lender’s Financing Commitment relating to the applicable Permitted Non-USD Currency). The Financing Commitments shall terminate on the earliest of (a) the last day of the Reinvestment Period, (b) the Maturity Date and (c) the occurrence of a Market Value Event; provided that notwithstanding anything contained herein to the contrary, in the case that the Financing Commitments have terminated pursuant to clauses (a) or (c) above, each Lender shall nonetheless remain obligated to fund each Advance requested in connection with the Purchase of Portfolio Investment(s) for which (i) the Trade Date occurred prior to the termination of the Financing Commitments, but the Settlement Date has not yet occurred and (ii) the Administrative Agent approved the acquisition of such Portfolio Investment pursuant to Section 1.03 prior to the termination of the Financing Commitments and prior to the occurrence of a Market Value Event, a Default or an Event of Default (other than a Default or an Event of Default pursuant to clauses (a), (e), (f) or (g) of Article VII or an Event of Default pursuant to clauses (d) or (m) of Article VII).

SECTION 2.02.         Advances; Use of Proceeds.

(a)            Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 and/or an Advance set forth in Section 2.04 as of (i) the related Trade Date and/or Settlement Date, as applicable, and/or (ii) the Advance date, as applicable, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the Company on the related Settlement Date (or otherwise on the related Advance date if no Portfolio Investment is being acquired on such date) as provided herein. If the Company requests an Advance for application to a Permitted Distribution, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the Company on the date requested by the Company subject to the satisfaction or waiver of the conditions to Advance set forth in Section 2.04.

(b)            Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c)            Subject to Section 2.03(f), the Company shall use the proceeds of the Advances received by it hereunder to (x) Purchase the Portfolio Investments identified in the related Notice of Acquisition, (y) to make advances to the obligor of Delayed Funding Term Loans or Revolving Loans in accordance with the Underlying Instruments relating thereto or (z) to make a Permitted Distribution specified in the related Request for Advance; provided that, if the proceeds of an Advance designated for the Purchase of a Portfolio Investment are deposited in the Principal Collection Account or a Permitted Non-USD Currency Principal Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written direction from the Portfolio Manager, the Collateral Agent shall apply such proceeds as provided in Section 4.05 (but without premium or penalty). The proceeds of the Advances shall not be used for any other purpose. Advances made for the Purchase of Portfolio Investments or making advances to the obligor of a Delayed Funding Term Loan or Revolving Loan shall be made in the Currency in which such Portfolio Investment is denominated unless otherwise agreed to by the Administrative Agent in writing (including via email).

(d)            With respect to any Advance, the Portfolio Manager shall, on behalf of the Company, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

(e)            If any Lender becomes a Defaulting Lender, all or any part of any Advance not made by such Defaulting Lender shall be reallocated among the non-Defaulting Lenders who notify the Administrative Agent in writing (including via email) that they will accept such reallocation, on a pro rata basis (determined without regard to the outstanding Advances and Financing Commitments of the Defaulting Lender and any non-Defaulting Lender not providing such notice), but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s outstanding Advances and unfunded commitments hereunder to exceed its Financing Commitment.

(f)             If, on any date of determination prior to the second Business Day before the last day of the Reinvestment Period, there exists an Unfunded Exposure Shortfall, the Company shall (i) request an Advance and, if the conditions to such Advance are satisfied and such Advance is made in accordance with this Agreement, deposit the proceeds thereof in the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account and/or (ii) deposit cash from other sources into the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall. If two Business Days prior to the end of the Reinvestment Period there exists any Unfunded Exposure Amount, then the Portfolio Manager, on behalf of the Company, shall be deemed to have requested an Advance on such date, and the Lenders shall make a corresponding Advance on the last day of the Reinvestment Period (with written notice to the Collateral Agent and the Collateral Administrator by the Administrative Agent) in accordance with Article III in an amount, to be deposited in the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account, equal to the least of (i) the aggregate Unfunded Exposure Amount, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances (and, with respect to any Permitted Non-USD Currency, the portion of the Financing Commitments in respect of such Permitted Non-USD Currency in excess of the aggregate principal amount of the outstanding Advances denominated in such Permitted Non-USD Currency) and (iii) an amount such that the Borrowing Base Test is satisfied after giving effect to such Advance; provided that, if the Company provides evidence to the Administrative Agent that it has cash from other sources that is available in accordance with the terms of this Agreement to make any such future advances in respect of any Delayed Funding Term Loan, then so long as such cash is deposited in accordance with the succeeding sentence, the amount of any such Advance shall be reduced by the amount of such funds. The Company shall cause (x) the proceeds of such Advance to be deposited into the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account, on the last day of the Reinvestment Period and (y) cash from other sources that are available in accordance with the terms of this Agreement referred to in the immediately preceding sentence to be deposited into the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account not later than one Business Day prior to the last day of the Reinvestment Period, such that the aggregate amounts under clauses (x) and (y) above (together with amounts already on deposit in the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account equal or exceed the aggregate Unfunded Exposure Amount).

SECTION 2.03.            Conditions to Original Effective Date.

Notwithstanding anything to the contrary herein, this Original Agreement became effective on the date (the “Original Effective Date”) on which each of the following conditions was satisfied (or waived by the Administrative Agent in its sole discretion):

(a)            Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            Loan Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Loan Documents have been executed and are in full force and effect, and that the initial Participation Interests contemplated by the Participation Agreement shall have been consummated in accordance with the terms thereof.

(c)            Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of counsel for the Company, the Portfolio Manager, the Parent, the Parent Seller and the Pledgors (as defined in the Original Agreement), covering such matters relating to the transactions contemplated hereby and by the other Loan Documents as the Administrative Agent shall reasonably request (including, without limitation, certain bankruptcy matters) in writing.

(d)            Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Company, the Parent Seller, each Pledgor and the Portfolio Manager as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization (including, without limitation, all Constituent Documents), existence and good standing of the Company, the Parent Seller, each Pledgor and the Portfolio Manager and any other legal matters relating to the Company, the Parent, any Pledgor, the Portfolio Manager, this Agreement or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)            Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Original Effective Date, including the fee payable pursuant to Section 4.03(e) and, to the extent invoiced at least two (2) Business Days prior to the Original Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket legal fees and expenses) required to be reimbursed or paid by the Company hereunder. For the avoidance of doubt, no amounts described in the immediately preceding sentence shall be subject to or applied against the limitation set forth in Section 4.05 of this Agreement.

(f)             PATRIOT Act, Etc. (i) To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Original Effective Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Original Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification.

(g)            Filings. (i) Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder and the backup security interest of the Company in the Portfolio Investments acquired by it pursuant to the Participation Agreement, (ii) a copy of the register of mortgages and charges of the Feeder General Partner (as defined in the Original Agreement) shall have been updated to reflect the security interests granted by the Feeder Fund (as defined in the Original Agreement) and the Feeder General Partner pursuant to the Original Agreement and (iii) an executed copy of the notice of security interests, in a form satisfactory to the Administrative Agent, shall have been delivered by the Feeder Fund and the Feeder General Partner to each investor in the Feeder Fund pursuant to Section 6.02(oo) of the Original Agreement

(h)            Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name the Company or a Pledgor as debtor and that are filed in the jurisdiction in which the Company is organized, (ii) a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Unaffiliated Seller or the Parent Seller as debtor which cover any of the Portfolio Investments and (iii) such other searches reasonably requested by the Administrative Agent that the Administrative Agent deems necessary or appropriate.

(i)             Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of the Company, certifying that the conditions set forth in Sections 2.04(4) and 2.04(6) have been satisfied on and as of the Original Effective Date.

(j)             Contact Information. The Administrative Agent shall have received the contact information for each Investor (as defined in the Original Agreement) to the extent different from or otherwise not set forth in its Subscription Agreement (as defined in the Original Agreement).

(k)            Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate (as defined in the Original Agreement).

(l)             Minimum Funded Capital Commitment Condition. The Administrative Agent shall have received evidence that the Minimum Funded Capital Commitment Condition (as defined in the Original Agreement) has been satisfied on and as of the Original Effective Date.

(m)           PF Act Certificate. In respect of each PF Act Party (as defined in the Original Agreement), evidence of registration as a private fund under the PF Act (as defined in the Original Agreement) (in form and substance reasonably satisfactory to the Administrative Agent).

(n)            Other Documents. Such other documents as the Administrative Agent may reasonably require.

SECTION 2.04.            Conditions to Advances. No Advance shall be made unless each of the following conditions is satisfied (or waived by the Administrative Agent in writing (including via email) in its sole discretion) as of the proposed date of such Advance (as shall be certified by the Company):

(1)            the Amended and Restated Effective Date shall have occurred;

(2)            the Company shall have delivered a Request for Advance in accordance with Section 2.02(d);

(3)            subject to Section 2.01, no Market Value Event has occurred

(4)            subject to Section 2.01, no Event of Default or Default has occurred and is continuing;

(5)            the Reinvestment Period has not ended;

(6)            all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(7)            after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(x)                  subject to Section 2.01, the Borrowing Base Test is satisfied;

(y)                 the aggregate principal balance of Advances then outstanding will not exceed the limit for Advances set forth in the Transaction Schedule; and

(z)                  in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$2,000,000.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which any Advance shall be provided.

SECTION 2.05.            Commitment Increase Option.

The Company may, at any time during the Reinvestment Period, submit one or more Commitment Increase Requests for an increase in the Financing Commitment to up to U.S.$1,000,000,000 (in the aggregate), subject to satisfaction of the following conditions precedent:

(a)            each of the Lenders and the Administrative Agent (each in its sole discretion) approves in writing (which may be by email) such Commitment Increase Request;

(b)            no Market Value Event shall have occurred and no Default or Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;

(c)            the Borrowing Base Test is satisfied on and as of the Commitment Increase Date;

(d)            all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(e)            no commitment reduction shall have occurred pursuant to Section 4.07(a) due to JPMorgan Chase Bank, National Association ceasing to act as Administrative Agent prior to the Commitment Increase Date;

(f)            the Company shall have paid on the Commitment Increase Date to or for the account of the applicable Lenders in accordance with Section 4.06 a fee in an aggregate amount specified in the Effective Date Letter (and, with respect to each Lender that is a party to a Lender Fee Letter, the amount specified in such Lender Fee Letter);

(g)            any Commitment Increase Request shall be in an amount not less than U.S.$50,000,000;

(h)            [Reserved]; and

(i)             receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.03(c), (d) and (f)(ii) on the Original Effective Date.

Unless otherwise agreed among JPMCB and any Affiliate thereof that is a Lender, the Administrative Agent and the Company, each increase to the Financing Commitment of the Lenders on a Commitment Increase Date shall be allocated to JPMCB and any Affiliate thereof that is a Lender in the amount(s) designated by such Lenders to the Administrative Agent. Any portion of such increase remaining after allocation in accordance with the immediately preceding sentence (and after allocation of such increase to any additional lender providing all or a portion of such increase) shall be allocated to the Lenders that have notified the Administrative Agent that they wish to participate in such increase on a pro rata basis (determined without giving effect to the Financing Commitments of JPMCB and its Affiliates).

SECTION 2.06.            Replacement of Lenders.

If any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06;

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c)            such assignment does not conflict with applicable law;

(d)            such assignee shall not be an Affiliate of the Company, the Portfolio Manager or the assigning Defaulted Lender;

(e)            the Company shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not be unreasonably withheld; and

(f)             in the case of an assignment or transfer arising from the Company’s exercise of its rights under Section 3.01(f), such assignment shall be offered first to JPMCB and any Affiliate thereof that is a Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply

SECTION 2.07.      Conditions to Amended and Restated Effective Date. Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the date (the “Amended and Restated Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):

(a)            Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            Corporate Documents. The resolutions or other action, incumbency certificates and/or other certificates of officers of the Parent Seller, the Company and the Portfolio Manager, and such other documents and certificates relating to the organization, formation, registration or incorporation, existence and good standing of the Parent Seller, the Company and the Portfolio Manager, as previously delivered to the Administrative Agent and its counsel on the Original Effective Date, remain in full force and effect without modification or amendment as of the Amended and Restated Effective Date.

(c)            Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent, the Securities Intermediary and the Collateral Administrator shall have received all fees and other amounts due and payable by the Companies in connection herewith on or prior to the Amended and Restated Effective Date, including to the extent invoiced at least two (2) Business Days prior to the Amended and Restated Effective Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable legal fees and expenses) required to be reimbursed or paid the Companies hereunder.

(d)            PATRIOT Act, Etc.(i) To the extent requested by any Agent or Lender, such Agent or Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent any Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Amended and Restated Effective Date, any Lender that has requested, in a written notice to a Company at least ten (10) days prior to the Amended and Restated Effective Date, a Beneficial Ownership Certification in relation to each such Company shall have received such Beneficial Ownership Certification.

(e)            Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of each Company, certifying that the conditions set forth in Sections 2.04(3), 2.04(4) and 2.04(6) have been satisfied on and as of the Amended and Restated Effective Date.

(f)             Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of counsel for the Company, the Portfolio Manager, the Parent and the Parent Seller, covering such matters relating to the transactions contemplated hereby and by the other Loan Documents as the Administrative Agent shall reasonably request (including, without limitation, certain bankruptcy matters) in writing.

(g)            Documents. The Administrative Agent shall have received such other documents as the Administrative Agent may reasonably require.

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE Advances

SECTION 3.01.            The Advances.

(a)            Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.02, then each Lender shall make such Advance in the applicable Currency on the proposed date thereof by wire transfer of immediately available funds to the Collateral Agent for deposit to the Principal Collection Account (or, in the case of Advances denominated in a Permitted Non-USD Currency, the applicable Permitted Non-USD Currency Principal Collection Account). Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, including without limitation Section 4.07, the Company may borrow and prepay Advances. The Company may, during the Reinvestment Period, prepay and reborrow Advances in an amount up to (x) the aggregate Financing Commitments of the Lenders on such date minus (y) the Minimum Funding Amount, subject to the terms and conditions set forth herein. Except as set forth in the immediately preceding sentence, once prepaid, Advances may not be reborrowed.

(b)            Interest on the Advances. Subject to Section 3.02, all outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to the applicable Benchmark, in each case, for each Calculation Period in effect plus, in each case, the Applicable Margin for Advances set forth on the Transaction Schedule; provided that, following the occurrence and during the continuance of an Event of Default, all outstanding Advances and any unpaid interest thereon shall bear interest (from and including the date of such Event of Default) at a per annum rate equal to the applicable Benchmark, in each case, for each Calculation Period in effect plus, in each case, the Adjusted Applicable Margin; provided further that, for any day on which the aggregate principal amount of the outstanding Advances is less than the Minimum Funding Amount specified in the definition of the term “Minimum Funding Amount”, then the Company shall owe the Lenders interest on the amount of such difference at a per annum rate equal to the Applicable Margin set forth on the Transaction Schedule minus the per annum rate payable in respect of commitment fees pursuant to Section 4.03(d) (or, if applicable pursuant to the first proviso above, the Adjusted Applicable Margin). For purposes of the foregoing, the Benchmark for each Calculation Period with respect to Daily Simple SONIA shall be the weighted average, as reasonably calculated by the Administrative Agent, of such Benchmark as determined on each day during such Calculation Period in respect of Advances denominated in GBP.

(c)            Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the applicable Currency thereof. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register (the “Register”) in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (3) the amount of any sum received by the Lenders and each Lender’s share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d)            Pro Rata Treatment. Except as otherwise provided herein or any Lender Letter Agreement, all borrowings of, and payments in respect of the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e)            Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder (in the aggregate or in any applicable Currency), then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended (in the aggregate or with respect to the applicable Currency) until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement (in the aggregate or with respect to the applicable Currency) to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then (I) any outstanding Advances of such Lender (in the aggregate or with respect to such Currency, as applicable) shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law or (II) with respect to any Advance denominated in a Permitted Non-USD Currency, if requested by the Portfolio Manager or the Company, any outstanding Advances in such Permitted Non-USD Currency shall be converted to an Advance denominated in USD on the date specified by the Administrative Agent at the Spot Rate and shall become denominated and payable in USD and thereafter shall bear interest at the rates applicable to Advances denominated in USD and the Company shall pay all amounts owing in connection therewith, including all interest accrued on the Advances being converted through such date; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to a particular Reference Rate or Term SOFR Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances subject to such Reference Rate or Term SOFR Reference Rate, as applicable, shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule (or the Adjusted Applicable Margin, if applicable).

(f)             Increased Costs.

(i)             If any Change in Law shall:

(A)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B)            impose on any Lender or the London interbank market (or other applicable interest rate market) any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(C)            subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii)           A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.

(iv)           Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(v)            Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi)           If any Lender (other than JPMCB and any Affiliate thereof that is a Lender) (A) provides notice of unlawfulness or requests compensation under (1) clause (e) above or (2) this clause (f), (B) is a Defaulting Lender under the definition of such term (or, in the case of a requirement to assign or delegate interests, rights and obligations as set forth below, is otherwise a Defaulting Lender), (C) becomes subject to a Bail-In Action, or (D) does not consent to a Material Amendment consented to by the Administrative Agent and the Required Lenders, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, prepay the Advance of such Lender or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such prepayment or assignment.

(g)            No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future Taxes imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02.            Interest Rate Unascertainable, Inadequate or Unfair. (a)            Subject to clauses (b), (d), (e), (f) and (g) of this Section 3.02 (in the case of Advances denominated in a Permitted Non-USD Currency), if prior to the commencement of any Calculation Period for an Advance:

(i)	the Administrative Agent determines in its commercially reasonable judgment that adequate and reasonable means do not exist for ascertaining a Reference Rate or Term SOFR Reference Rate (including, without limitation, because such Reference Rate or Term SOFR Reference Rate is not available or published on a current basis) for the applicable Currency and such Calculation Period; provided that, with respect to any Reference Rate, no Benchmark Transition Event shall have occurred at such time; or

(ii)	the Administrative Agent is advised by the Required Lenders that the applicable Reference Rate or Term SOFR Reference Rate for the applicable Currency and such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period;

then the Administrative Agent shall give notice thereof to the Company, the Portfolio Manager, the Collateral Agent, the Collateral Administrator and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company, the Portfolio Manager, the Collateral Agent, the Collateral Administrator and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance denominated in such Currency is requested to be made by the Lenders or is then outstanding, it shall thereupon constitute a Base Rate Advance.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Company without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            [Reserved].

(d)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Company, to make Benchmark Replacement Conforming Changes from time to time by delivery of a notice of such Benchmark Replacement Conforming Changes referred to in Section 3.02(e) below and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, except as expressly required pursuant to this Section 3.02.

(e)            The Administrative Agent will promptly notify the Company, the Lenders and the Collateral Agent in writing (including via email) of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.02.

(f)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Calculation Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Calculation Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)            Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for an Advance in conversion to or continuation of Advances in the applicable Currency to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any request for an Advance into a request for a Base Rate Advance or conversion of an outstanding Advance to a Base Rate Advance.

SECTION 3.03.            Taxes.

(a)            Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding in respect of Indemnified Taxes been made.

(b)            Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by the Company. The Company shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)           any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)           an executed IRS Form W-8ECI;

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Company or the Parent within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(iv)            to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Original Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(E)            The Administrative Agent shall deliver to the Company an electronic copy of an IRS Form W-9 upon becoming a party under this Agreement. The Administrative Agent represents to the Company that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-3T and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01.            Interest Proceeds. The Company shall notify the obligor (or the relevant agent under the applicable Underlying Instruments) with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to the Interest Collection Account; provided that Interest Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Interest Collection Account. To the extent Interest Proceeds are received other than by deposit into the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account, the Company (or the Portfolio Manager on its behalf) shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account all Interest Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Portfolio Manager.

Interest Proceeds shall be retained in the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account and held in cash and/or (other than in the case of any Permitted Non-USD Interest Collection Accounts) invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in Cash Equivalents selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). In the absence of any such written direction from the Company (or the Portfolio Manager on its behalf) or the Administrative Agent, as applicable, in accordance with this paragraph, Interest Proceeds in the Interest Collection Account shall remain uninvested. Interest Proceeds in each Permitted Non-USD Interest Collection Account shall remain uninvested.

Interest Proceeds on deposit in the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company or the Portfolio Manager on its behalf (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement or (ii) to make Permitted Distributions or Permitted Tax Distributions in accordance with this Agreement.

SECTION 4.02.            Principal Proceeds. The Company shall notify the obligor (or the relevant agent under the applicable Underlying Instruments) with respect to each Portfolio Investment to remit all amounts that constitute Principal Proceeds to the Principal Collection Account; provided that Principal Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Principal Collection Account. To the extent Principal Proceeds are received other than by deposit into the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account, the Company or the Portfolio Manager on its behalf shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account all Principal Proceeds received by it promptly upon receipt thereof in accordance with the written direction of the Portfolio Manager.

All Principal Proceeds shall be retained in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account and held in cash and/or (other than in the case of the Permitted Non-USD Principal Collection Accounts) invested (and reinvested) at the written direction of the Administrative Agent in Eligible Investments selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds. In the absence of any such written direction from the Company (or the Portfolio Manager on its behalf) or the Administrative Agent, as applicable, in accordance with this paragraph, Principal Proceeds in the Principal Collection Account shall remain uninvested. Principal Proceeds in each Permitted Non-USD Principal Collection Account shall remain uninvested.

Principal Proceeds on deposit in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement, (ii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement or (iii) to make Permitted Distributions or Permitted Tax Distributions in accordance with this Agreement, in each case with prior notice to the Administrative Agent.

For the avoidance of doubt, Principal Proceeds received in connection with the sale of any Portfolio Investment pursuant to Section 1.04 following a Market Value Event shall be used to prepay Advances as set forth therein at the written direction of the Administrative Agent.

SECTION 4.03.            Principal and Interest Payments; Prepayments; Commitment Fee.

(a)            The Company shall pay the unpaid principal amount of the Advances (together with accrued interest thereon) to the Lenders on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Collateral Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b)            Accrued interest on the Advances shall be payable in arrears on each Interest Payment Date, each Additional Distribution Date, (without duplication) on the date of any Permitted Distribution or Permitted Tax Distribution and on the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the first proviso to Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount so repaid or prepaid shall be payable on the date of such repayment or prepayment. “Interest Payment Date” means the fifth Business Day after the last day of each Calculation Period.

(c) (i)       Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay, without any premium or penalty (other than, for the avoidance of doubt, any costs referred to in subclause (ii) below and any premium payable pursuant to Section 4.07 in connection with a contemporaneous reduction or termination of Financing Commitments) outstanding Advances (which prepayment shall result in a termination of Financing Commitments only to the extent required pursuant to Section 4.07) in whole or in part (A) on any Business Day that JPMorgan Chase Bank, National Association ceases to act as Administrative Agent, (B) in connection with a Market Value Cure or (C) on any Business Day without regard to clauses (A) and (B). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to this Section 4.03(c)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$1,000,000. Prepayments shall be accompanied by accrued and unpaid interest; provided that the prepayment by the Company in the amount of $126,000,000 made on the Amended and Restated Effective Date shall not be subject to this sentence. Notwithstanding the foregoing, in the event of a prepayment in full, subject to the Priority of Payments, any remaining and outstanding fees owed to the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be paid in full to the Collateral Agent, the Collateral Administrator and the Securities Intermediary.

(ii)            At the request of any Lender, any prepayment pursuant to Section 4.03(c)(i), whether in full or in part, that is made on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the breakage of its funding at the applicable Reference Rate or Term SOFR Reference Rate for the related Calculation Period.

(d)            The Company agreed to pay to the Lenders (other than a Defaulting Lender), a commitment fee in accordance with the Priority of Payments which shall accrue at the Applicable Commitment Fee Rate (or, with respect to each Lender that is a party to a Lender Fee Letter, in the amount set forth in such Lender Fee Letter) on the average daily Unused Facility Amount of such Lender with respect to each Tranche during the period from and including the Original Effective Date to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of determining the applicable Commitment Fee Rate to be applied against the Unused Facility Amount of each Tranche, Advances shall be allocated first to the Amended and Restated Effective Date Financing Commitment and second, to any increase in the Financing Commitment set forth in a Commitment Increase Request.

(e)            The Company agreed to pay the Administrative Agent, for the account of the Lenders, an upfront fee in an aggregate amount and on the dates set forth in the Effective Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f)            Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c). All such prepayments shall be accompanied by accrued and unpaid interest.

SECTION 4.04.            MV Cure Account.

(a)            The Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders); provided that if the Collateral Agent does not receive such written direction from the Administrative Agent, cash amounts in the Interest MV Cure Account shall remain uninvested. All amounts contributed to the Company by Parent in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b)            Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the MV Cure Account if the Borrowing Base Test is not satisfied (or would not be satisfied after such withdrawal).

SECTION 4.05.            Priority of Payments. On (w) each Interest Payment Date, (x) the Maturity Date, (y) each Agent Business Day after the occurrence of a Market Value Event at the direction of the Administrative Agent (with two (2) Business Days’ notice to the Collateral Agent and the Collateral Administrator, provided that any such notice received after 5:00 p.m. on an Agent Business Day shall be deemed to have been received on the immediately succeeding Agent Business Day), and (z) each Agent Business Day after the occurrence of an Event of Default and the declaration of the Secured Obligations as due and payable at the direction of the Administrative Agent (with two (2) Business Days’ notice to the Collateral Agent and the Collateral Administrator, provided that any such notice received after 5:00 p.m. on an Agent Business Day shall be deemed to have been received on the immediately succeeding Agent Business Day) (each date set forth in clauses (y) and (z) above, an “Additional Distribution Date”), the Collateral Agent shall, at the written direction of the Company or the Portfolio Manager on its behalf, distribute all amounts in the Collection Accounts and the Permitted Non-USD Currency Collection Accounts as of the end of the related Calculation Period (or, in the case of an Additional Distribution Date, one Agent Business Day immediately preceding such Additional Distribution Date) in the following order of priority (the “Priority of Payments”):

(a)            to pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under the other Loan Documents (including fees, out-of-pocket expenses and indemnities, which shall also include all reasonable and documented fees, costs and disbursements of counsel, agents and experts, and indemnities) up to a maximum amount under this subclause (i) the sum of (x) 0.025% per annum multiplied by the sum of the aggregate principal amount of the Collateral (after conversion to USD using clause (y) of the Spot Rate) as of the end of the related Calculation Period plus (y) U.S.$50,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter); provided that if any such amount is not utilized on any Payment Date then such unutilized amount may be applied during any of the three succeeding Payment Dates and provided further that any limitation on such amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be disregarded with the consent of the Required Lenders (or the Administrative Agent on their behalf); (ii) second, any other accrued and unpaid fees and out-of-pocket expenses (other than the commitment fee payable to the Lenders, but including Lender indemnities) due hereunder and under the Account Control Agreement, up to a maximum amount under this subclause (ii) of U.S.$50,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter);

(b)            to pay (i) interest due in respect of the Advances and (ii) any increased costs and commitment fees payable to the Lenders (pro rata based on amounts due);

(c)            to pay (i) on each Interest Payment Date all prepayments of the Advances permitted or required under this Agreement (including any applicable premium) and (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date), principal of the Advances until the Advances are paid in full;

(d)            (i) prior to the end of the Reinvestment Period, at the direction of the Portfolio Manager, to fund the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account up to the Unfunded Exposure Amounts and (ii) after the Reinvestment Period, to fund the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account up to the Unfunded Exposure Amount (without the requirement for any direction by the Portfolio Manager);

(e)            to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein and in the same order of priority;

(f)             to make any Permitted Distributions or Permitted Tax Distributions directed pursuant to this Agreement; and

(g)            (i) on any Interest Payment Date, to deposit any remaining amounts in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account as Principal Proceeds and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company.

Subject to Section 4.06(b), with respect to any amounts payable under Sections 4.05(a) through (g) above resulting from an Advance denominated in a Permitted Non-USD Currency, such amounts shall be paid, first, using Interest Proceeds and/or Principal Proceeds denominated in such Currency from the applicable Permitted Non-USD Currency Collection Account and second, using Interest Proceeds and/or Principal Proceeds denominated in USD and converted to such Permitted Non-USD currency in accordance with Section 4.06(b).

SECTION 4.06.            Payments Generally. (a)            All payments to the Administrative Agent or any Lender that is an Affiliate of the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). All payments made to any other Lender, the Portfolio Manager, the Company, the Securities Intermediary or the Collateral Administrator (in the case of the Securities Intermediary and the Collateral Agent, to the extent such Person is not the Collateral Agent) shall be made to such Person at the account designated by such person in writing to the Collateral Agent. The Administrative Agent shall give at least two (2) Business Days prior written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Lenders (including the applicable benchmarks) in respect of the Advances and the amounts payable to the Portfolio Manager. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made as specified above shall be made as directed in writing to the account designated by the Administrative Agent, the Company or the applicable recipient to the Collateral Agent in writing. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All interest calculated using the Reference Rate (other than Term CORRA) or Term SOFR Reference Rate, as applicable, hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate or Term CORRA hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            If, at least four (4) Business Days prior to any Interest Payment Date or the Maturity Date or an Additional Distribution Date, the Company does not have a sufficient amount of funds in a Currency on deposit in the Collection Accounts or the Permitted Non-USD Currency Collection Accounts in respect of the applicable Currency, as applicable, that will be needed (1) to pay to the Lenders all of the amounts required to be paid in such applicable Currency on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Currency as required for such payment (a “Currency Shortfall”), then, so long as no Event of Default shall have occurred and is continuing and no Market Value Event has occurred, the Company shall exchange (or shall direct the Collateral Agent to exchange) amounts in another Currency in any applicable Permitted Non-USD Currency Collection Account or Collection Account for the Currency in respect of which there is a Currency Shortfall in an amount necessary to cure such Currency Shortfall. Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or Additional Distribution Date or the Maturity Date, as applicable, and shall be made at the Spot Rate at the time of conversion. If for any reason the Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.

(c)            At any time following the occurrence of a Market Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts held in any Permitted Non-USD Currency Account for USD, or exchange amounts in the Collection Account for any Permitted Non-USD Currency, in each case, at the Spot Rate for application hereunder. In addition, if Advances denominated in any Permitted Non-USD Currency have been converted to Advances denominated in USD pursuant to Section 3.01(e)(3)(II), the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts held in such Permitted Non-USD Currency Account for USD at the Spot Rate for application hereunder at any time upon not less than two (2) Business Days’ prior written notice (including via email) to the Collateral Agent (with a copy to the Company and the Portfolio Manager).

(d)            Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any payment of principal, interest, fees or other amounts payable for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder or under any other Loan Document; second, as the Company may request (so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and that has not otherwise been funded, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders or any Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 2.04 were satisfied or waived, such payment shall be applied solely to pay the Advances of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Financing Commitments without giving effect to Section 2.02(e). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 4.07.            Termination or Reduction of Financing Commitments.

(a)            (i) Subject to the requirements of this Section 4.07(a), the Company shall be entitled at its option on any Business Day after the Non-Call Period (or on any date after JPMorgan Chase Bank, National Association ceases to act as Administrative Agent) to either (x) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all accrued and unpaid commitment fees, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances (after giving effect to any concurrent prepayment of Advances), provided that Company shall also be entitled to reduce the applicable portion of the Financing Commitments under this clause (y) on any date to the extent (A) a Lender’s Advance is being prepaid, or a Lender’s interests, rights and obligations under this Agreement and the related transaction documents is being assigned or transferred pursuant to Section 3.01(f)(vi)(A)(2) hereof and (B) in accordance with Section 2.06(f), JPMCB has declined to be the assignee. The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of termination or reduction, as applicable. Each such notice shall be irrevocable and shall specify the date of termination or reduction, as applicable, and the principal amount of the Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$1,000,000; and

(ii)            Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, prior to the date that is six (6) months following the end of the Non-Call Period, shall be accompanied by a premium equal to 1% of the principal amount of Financing Commitments so terminated or reduced, as applicable (unless JPMorgan Chase Bank, National Association has ceased to act as Administrative Agent), provided that no such premium shall be due and payable if such commitment termination or reduction is a result of the Lender(s) holding such Financing Commitments having asserted a claim for increased costs pursuant to Section 3.01(f) hereof.

(b)            The Financing Commitments shall be automatically reduced on the date of any prepayment made in accordance with the definition of “Market Value Cure” in an amount equal to the amount of such prepayment.

(c)            The Financing Commitments shall be automatically reduced by all amounts that are used to prepay or repay Advances following the occurrence of a Market Value Event or an Event of Default.

(d)            All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(e)            The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

ARTICLE V
THE PORTFOLIO MANAGER

SECTION 5.01.            Appointment and Duties of the Portfolio Manager.

The Company hereby appoints the Portfolio Manager as its portfolio manager under this Agreement and to perform the investment management functions of the Company set forth herein, and the Portfolio Manager hereby accepts such appointment. For so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing and subject to Section 1.04, the services to be provided by the Portfolio Manager shall consist of (x) selecting, purchasing, managing and directing the investment, reinvestment and disposition of Portfolio Investments, delivering Notices of Acquisition on behalf of and in the name of the Company and (y) acting on behalf of the Company for all other purposes hereof and the transactions contemplated hereby. The Portfolio Manager agrees to comply with all covenants and restrictions imposed on the Company herein and in each other Loan Document. The Company hereby irrevocably appoints the Portfolio Manager its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for herein. Without limiting the foregoing:

(a)            The Portfolio Manager shall perform its obligations hereunder with reasonable care, using a degree of skill not less than that which the Portfolio Manager exercises with respect to assets of the nature of the Portfolio Investments that it manages for itself and others having similar investment objectives and restrictions and consistent with practices and procedures followed by institutional managers of national standing relating to assets of the nature and character of the Portfolio; and

(b)            The Portfolio Manager shall not (and shall not cause the Company to) take any action that it knows or reasonably should know would (1) violate the constituent documents of the Company in a manner adverse to the Lenders, (2) except as would not reasonably be expected to result in a Material Adverse Effect, violate any law, rule or regulation applicable to the Company, (3) require registration of the Company as an “investment company” under the Investment Company Act of 1940, or (4) subject to all applicable materiality qualifiers contained in this Agreement, cause the Company to violate the terms of this Agreement, any other Loan Document or any instruments relating to the Portfolio Investments.

The Portfolio Manager may employ third parties (including its Affiliates) to render advice (including investment advice) and assistance to the Company and to perform any of the Portfolio Manager’s duties hereunder, provided that the Portfolio Manager shall not be relieved of any of its duties or liabilities hereunder regardless of the performance of any services by third parties. For the avoidance of doubt, neither the Administrative Agent nor any Lender shall have the right to remove or replace the Portfolio Manager as investment adviser or portfolio manager hereunder.

The Portfolio Manager shall not be entitled to the payment of any management fees from the Company in connection with the performance of its duties under this Agreement; provided that the Company and the Portfolio Manager may agree following the Original Effective Date that the Portfolio Manager shall receive management fees in an amount consented to by the Administrative Agent in writing (including via email) without the requirement of an amendment to this Agreement. Any such management fee shall be payable solely from Permitted Distributions.

SECTION 5.02.            Portfolio Manager Representations as to Eligibility Criteria; Etc. The Portfolio Manager agrees to comply with all covenants and restrictions imposed on the Company hereunder and not to act in contravention of this Agreement. The Portfolio Manager represents to the other parties hereto that (a) as of the Trade Date or Substitution Date, as applicable, and Settlement Date for each Portfolio Investment purchased, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and, except as otherwise permitted hereunder, the Concentration Limitations shall be satisfied (unless otherwise consented to by the Administrative Agent) and (b) all of the information contained in the related Notice of Acquisition is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Company by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Portfolio Manager.

SECTION 5.03.            Indemnification. The Portfolio Manager shall indemnify and hold harmless the Company, the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders and their respective affiliates, directors, officers, stockholders, partners, agents, employees and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, demands, damages or liabilities of any kind, including legal fees and disbursements of one firm of outside counsel to each group of affiliated Indemnified Persons, and one additional firm of outside counsel for any Indemnified Persons subject to an actual or perceived conflict of interest and such other local counsel as shall be required (collectively, “Liabilities”), and shall reimburse each such Indemnified Person on a current basis for all reasonable and documented expenses (including reasonable and documented fees and disbursements of counsel, subject to the limitations above), incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action, suit, claim or proceeding, relating to or arising out of (a) any breach by the Portfolio Manager of any of its obligations hereunder; (b) the failure of any of the representations or warranties of the Portfolio Manager set forth herein to be true when made or when deemed made or repeated; (c) any Liabilities that arise to the extent that such Liabilities or expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, recklessness, bad faith or willful misconduct of the Portfolio Manager or any of its Affiliates (including any affirmative act taken with the knowledge that it would cause liability under this Agreement); (d) fraud at the Company or the Portfolio Manager; or (e) a Company Event of Default pursuant to Section 7.01(e), in each case except to the extent that such Liabilities or expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, recklessness, bad faith, fraud or willful misconduct of such Indemnified Person. For the avoidance of doubt, this Section 5.03 does not provide for indemnification that would have the effect of recourse for non-payment of the Portfolio Investments due solely to the credit quality or performance of the Portfolio Investments (including Liabilities that represent losses from Portfolio Investments due to the related obligor’s financial inability to pay) and not relating to or arising out of the matters set forth in the clauses of the immediately preceding sentence. Notwithstanding the foregoing, in no event shall the Portfolio Manager be liable for any consequential, indirect or special damages; provided, that nothing contained in this sentence shall limit the Portfolio Manager’s indemnification obligations hereunder to the extent that such damages are included in a third party claim in connection with which an Indemnified Person is entitled to indemnification hereunder.

This Section 5.03 shall survive the termination of this Agreement, the resignation or removal of the Agents, the Collateral Administrator or the Securities Intermediary and the repayment of all amounts owing to the Secured Parties hereunder.

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01.            Representations and Warranties. (i) The Company and, with respect to clauses (a) through (e), (l), (n), (o), (t) through (w) and (aa), the Portfolio Manager represents to the other parties hereto, solely with respect to itself regardless of the scope of any such representations, that as of the Amended and Restated Effective Date and each Trade Date (or as of such other date as may be expressly set forth below):

(a)            it is duly formed, organized, registered or incorporated, as the case may be, and validly existing and in good standing under the laws of the jurisdiction of its formation, organization, registration or incorporation, as applicable, and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;

(b)            the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated herein and therein have been duly authorized by it and this Agreement and each other Loan Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)            the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and the consummation of the transactions contemplated herein and therein do not conflict with the provisions of its governing instruments and will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d)            to the knowledge of a Responsible Officer of the Company or the Portfolio Manager, as applicable, it is not subject to any Adverse Proceeding;

(e)            it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(f)             it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g)            it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h)            with respect to the Company, it has no Indebtedness other than, in each case, (i) Indebtedness incurred or permitted to be incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;

(i)             (x) it does not have underlying assets which constitute “plan assets” within the meaning of the Plan Asset Rules; and (y) it has not within the last six years sponsored, maintained, contributed to, had any liability with respect to, or been required to contribute to any Plan and, except as could reasonably be expected to result in material liability to the Company, no ERISA Affiliate has any liability with respect to any Plan;

(j)             it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k)            it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect;

(l)             it has complied in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio;

(m)           it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments (as measured at their time of acquisition), (ii) acquired by the Company with the approval of the Administrative Agent (including Parent Originated Investments), or (iii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(n)            (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it that, individually or in the aggregate, could reasonably be expected to result, in each case, in a Material Adverse Effect (y) no information (other than projections, forward-looking information, general economic data or industry information) heretofore furnished by or on behalf of it in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished by a third party, to the its knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (z) as of the Original Effective Date and the Amended and Restated Effective Date, as applicable, to the best of its knowledge, the information included in the Beneficial Ownership Certification provided on or prior to the Original Effective Date and the Amended and Restated Effective Date, as applicable, to any Lender in connection with this Agreement is true and correct in all respects;

(o)            all of the conditions to the acquisition of the Portfolio Investments specified in Section 1.03 have been satisfied or waived;

(p)            it has timely filed all material Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and it has paid or withheld (as applicable) all material Taxes owing or required to be withheld by it (if any) as applicable, shown on such Tax returns, except in each case (x) any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records or (y) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(q)            as of the Original Effective Date, the Company is treated as a disregarded entity for U.S. federal income tax purposes;

(r)             the Company is and will be wholly owned by the Parent, which is a U.S. Person;

(s)            prior to the Original Effective Date, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations and activities incidental thereto;

(t)             neither it, the Parent or, to the knowledge of a Responsible Officer of the Company or the Portfolio Manager, as applicable, any other of its subsidiaries, directors or officers is (i) a Sanctioned Person; (ii) a Person that resides or has a place of business in a country or territory which is designated as a “High-Risk Jurisdiction Subject to a Call for Action” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in material compliance with all applicable Sanctions and also in material compliance with all applicable provisions of the PATRIOT Act;

(u)            it is the subject of and complies with policies and procedures reasonably designed to ensure compliance by it, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and the Company and its officers and directors and, to its knowledge, its respective employees, members and agents are in compliance in all material respects with applicable Sanctions and Anti-Corruption Laws, and are not knowingly engaged in any activity that would reasonably be expected to result in it being designated as a Sanctioned Person. None of (i) it or its directors, officers, managers or employees or (ii) to the knowledge of it, any agent of it, as applicable, that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v)            the Loan Documents represent all of the material agreements between the Portfolio Manager and the Parent Seller, on the one hand, and the Company, on the other, and it has good and marketable title to its Collateral, as applicable, free of any Liens (other than Permitted Liens) and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming it or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto, as necessary or advisable in connection with the Participation Agreement or the Sale Agreement or which has been terminated;

(w)           it is not relying on any advice (whether written or oral) of any Lender, Agent or any of their respective Affiliates in connection with it entering into and performing under this Agreement;

(x)            there are no judgments for Taxes with respect to it and no claim is being asserted with respect to its Taxes, except any such claims with respect to Taxes (x) which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP and (y) that could not be reasonably be expected to have a Material Adverse Effect;

(y)            upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in the Collateral acquired with the proceeds of such Advance, free and clear of any adverse claim (other than Permitted Liens) or restrictions on transferability;

(z)            The Parent is not required to register as an investment company under the Investment Company Act of 1940 as amended, and has elected to be treated as a business development company thereunder;

(aa)          the Portfolio Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

(bb)         no ERISA Event has occurred, except as would not reasonably be expected to have a Material Adverse Effect; and

(cc)          all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock.

SECTION 6.02.            Covenants of the Company and the Portfolio Manager. (i) The Company and, with respect to clauses (e), (g), (h), (k), (o), (r), (v), (gg), (hh) and (ii), the Portfolio Manager, each hereby covenants and agrees that it:

(a)            shall at all times: (i) maintain at least one independent manager, director or member (who is in the business of serving as an independent manager or director) except while a vacancy is being filled as required by the terms of the Company’s constituent documents; (ii) maintain its own separate books and records (other than tax returns and documents related thereto) and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Company may be consolidated as required by GAAP and included in such Person’s consolidated financial statements); (iv) file its own Tax returns, except to the extent that the Company is treated as a “disregarded entity” for Tax purposes and is not required to file any Tax returns under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Company has established proper reserves on its books in accordance with GAAP; (v) not commingle its assets with assets of any other Person; (vi) conduct its business in its own name (except as may be required for U.S. federal income and applicable state and local tax purposes) and comply with all organizational formalities necessary to maintain its separate existence; (vii) maintain separate financial statements, except that the Company’s financial statements may be consolidated with the financial statements of the sole member so long as such financial statements indicate that the Company is a separate entity; (viii) pay its own liabilities only out of its own funds; (ix) except as permitted hereunder and under the other Loan Documents, maintain an arm’s length relationship with the Parent and each of its other Affiliates; (x) not hold out its credit or assets as being available to satisfy the obligations of others; (xi) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xii) use separate stationery, invoices and checks; (xiii) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xiv) correct any known misunderstanding regarding its separate identity; (xv) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets;(xvi) not acquire the obligations or any securities of its Affiliates except as permitted under the Loan Documents; (xvii) cause the managers, officer, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and (xviii) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents.

(b)            shall not (i) engage, directly or indirectly, in any business, other than the actions permitted pursuant to its constituent documents and actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit the Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment to the extent otherwise prohibited by the Loan Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms not materially less favorable to the Company (taken as a whole) than those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any material asset or property other than the Collateral and other assets as permitted hereunder, the Participation Agreement, the Sale Agreement and the other Loan Documents and the related assets and incidental personal property necessary for the ownership or operation of these assets and the operation of the Company.

(c)            shall take all actions consistent with and shall not take any action contrary to the “Facts and Assumptions” sections in the opinions of Bogal & Kahn LLP, dated the Original Effective Date, relating to certain true sale and non-consolidation matters;

(d)            shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents, (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan; provided that the Company shall not acquire any Delayed Funding Term Loan or Revolving Loan if such acquisition would cause the Unfunded Exposure Amount, collateralized or uncollateralized, to exceed (x) 30% of the Collateral Principal Amount, if during the Ramp-Up Period, and (y) 10% of the Collateral Principal Amount, if after the Ramp-Up Period and (iv) Indebtedness incurred under any hedge agreement or similar transaction to the extent permitted under this Agreement.

(e)            shall comply in all material respects with all Anti-Corruption Laws in connection with this Agreement and applicable Sanctions and shall be subject to and comply with policies and procedures reasonably designed to ensure compliance in all material respects by the Company and its directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(f)             except as expressly permitted under this Agreement, shall not amend (1) any of its constituent documents or (2) any document to which it is a party, in each case with respect to clauses (1) and (2) above, in any manner that would reasonably be expected to adversely affect the Lenders in any material respect, without, in each case, the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed);

(g)            shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement or any Security Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Loan Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free of any adverse claim or the legal equivalent thereof, as applicable, except for Permitted Liens;

(h)            shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement;

(i)             shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company at the direction of the Administrative Agent) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 30 days (or such shorter period consented to by the Administrative Agent in writing (including via email)) prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j)             shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Loan Documents or any of the Collateral;

(k)            shall comply with all Applicable Law (whether statutory, regulatory or otherwise, including, for the avoidance of doubt and without limitation, Investment Company Act of 1940, as a as amended), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l)             shall not merge into or consolidate with any Person or dissolve, be struck-off, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent and, if the Company is not the surviving entity, each Lender;

(m)           except for Investments permitted by Section 6.02(u)(C) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n)           shall ensure that (i) its affairs are conducted so that its underlying assets do not constitute Plan Assets, and (ii) it does not sponsor, maintain, contribute to or become required to contribute to or has any liability with respect to any Plan; and (iii) no ERISA Affiliate sponsors, maintains, contributes to or becomes required to contribute to any Plan that, could reasonably be expected to result in a Material Adverse Effect;

(o)           except for the security interest granted hereunder and as otherwise permitted hereunder, (i) shall have good and marketable title to the Portfolio Investments free of any other Liens (other than Permitted Liens) and (ii) shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and it shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under it (other than Permitted Liens);

(p)

(i)             shall promptly furnish to the Administrative Agent, and the Administrative Agent shall thereafter furnish to the Lenders, copies of the following financial statements, reports and information: (A) as soon as available, but in any event by the later of (1) the 120th day after the end of each fiscal year of the Parent or (2) in relation to the proviso below to this clause (i), the date on which the applicable annual report on Form 10-K is due (subject to any applicable extensions) to be filed under the Exchange Act, a copy of the audited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (A) which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, in the Parent’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; (B) as soon as available and in any event by the later of (1) the 60th day after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year) or (2) in relation to the proviso below to this clause (B), the date on which the applicable quarterly report on Form 10-Q is due (subject to any applicable extensions) to be filed under the Exchange Act, an unaudited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income of the Parent and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (B) which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, in Parent’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; (C) and from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request.

(ii)            shall promptly furnish to the Administrative Agent as soon as available, but no later than the date any financial statements are due pursuant to Section 6.02(p)(i)(A) or (B), a compliance certificate, certified by a Responsible Officer of the Company to be true and correct, (a) stating whether any Default or Event of Default exists; (b) stating that Company is in compliance with the covenants set forth in this Agreement, including a certification that the Collateral has been Delivered to the Collateral Agent; and (c) stating that the representations and warranties of Company contained in Article VI, or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

(q)            shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon it or upon its income, profits or property; provided that it shall not be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(r)             shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request, and at the Company’s reasonable expense, as applicable, (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and other Collateral and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments and other Collateral for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments and other Collateral or such Person’s performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters (including, if requested by the Administrative Agent, quarterly telephone conferences with representatives of the Company with respect to review of the Portfolio Investments and other Collateral). The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Company’s or the Portfolio Manager’s business and operations. So long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, such visits and inspections shall occur only (i) upon five (5) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. Following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day’s prior notice will be required before any inspection. Notwithstanding anything to the contrary in this clause (r), neither the Company nor the Portfolio Manager will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (including on any quarterly telephone conference) that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which access or inspection by, or disclosure to, the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding confidentiality agreement or (z) is subject to attorney-client or similar privilege or constitutes attorney work product;

(s)            shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t)            shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Parent Originated Investment Distributions, Permitted Distributions and/or Permitted Tax Distributions subject to the other requirements of this Agreement;

(u)            shall not make or hold any Investments, except (A) the Portfolio Investments or Investments constituting Eligible Investments (measured at the time of acquisition), (B) those that have been consented to by the Administrative Agent (including Parent Originated Investments) or (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(v)            shall not request any Advance, and the Company and, with respect to clauses (B) and (C), the Portfolio Manager, shall not directly or, to the knowledge of the Company or the Portfolio Manager, as applicable, indirectly, use, and shall procure that its subsidiaries, Affiliates, directors, officers, employees and agents shall not directly or, to the knowledge of the Company or the Portfolio Manager, as applicable, indirectly use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(w)           other than (i) with the written consent (including via email) of the Administrative Agent, (ii) pursuant to the Sale Agreement (including with respect to Parent Originated Investments) or (iii) as a Substitution permitted under Section 1.08, shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates other than: (A) sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction and at fair market value; (B) distributions of Parent Originated Investments to the Parent that (i) do not satisfy the Concentration Limitations or (ii) are not otherwise included in the determination of the Borrowing Base Test (“Parent Originated Investment Distributions”); provided that, (w) before and after giving effect thereto, no Market Value Event has occurred, no Market Value Trigger Event has occurred and is continuing or will occur therefrom and no Default or Event of Default has occurred and is continuing, (x) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Parent Originated Investment Distribution), (y) such Parent Originated Investment Distribution satisfies the applicable conditions as set forth in the definition of “Permitted Distribution”, and (z) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions set forth in this clause (B) are satisfied; or (C) distributions of Portfolio Investments to the Parent as Permitted Distributions subject to the other requirements of this Agreement, provided that nothing in this clause (C) shall affect the ability of (1) the Company to distribute Interest Proceeds and Principal Proceeds to the Parent, or (2) the Parent to purchase Portfolio Investments from the Company, in each case in accordance with this Agreement;

(x)            shall post on a password protected website maintained by the Administrative Agent to which the Portfolio Manager will have access or deliver via email to the Administrative Agent, with respect to each Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement or any other Loan Document, (A) any management discussion and analysis provided by the related obligor and actually received by the Portfolio Manager, (B) any financial reporting packages provided by the related obligor and actually received by the Portfolio Manager and (C) any written notifications of Portfolio Investment Material Events with respect to such Portfolio Investment or the related obligor received by the Company or the Portfolio Manager (including, in each case, any attached or included information, statements and calculations). The Company (or the Portfolio Manager on its behalf) shall post or deliver via email all information and notices set forth in the immediately preceding sentence (1) in the case of notifications of Portfolio Investment Material Events, within two (2) Business Days of receipt thereof by the Company or the Portfolio Manager and (2) in all other cases, within five (5) Business Days of the receipt thereof by the Company or the Portfolio Manager. The Company shall cause the Portfolio Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Portfolio Manager);

(y)            shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof)), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder);

(z)            shall only have partners or owners that are treated as U.S. Persons or that are disregarded entities owned by a U.S. Person and shall not recognize the transfer of any interest in the Company that constitutes equity for U.S. federal income tax purposes to a Person that is not a U.S. Person;

(aa)          shall from time to time if reasonably requested by the Administrative Agent, the Collateral Agent or any other Secured Party, execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary (i) to secure the rights and remedies of the Secured Parties hereunder, (ii) to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement, (iii) to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, or (iv) to preserve and defend (A) title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral against the claims of all Persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent and the Company to exercise and enforce its rights hereunder and thereunder with respect to such pledge and security interest, and hereby authorizes, and shall cause the Parent to authorize, the Collateral Agent to file (but the Collateral Agent shall have no duty or obligation to file) a UCC financing statement against each applicable Credit Risk Party listing ‘all assets of the debtor’ (or substantially similar language) in the collateral description of such financing statement;

(bb)         shall use all commercially reasonable efforts to elevate all Participation Interests to absolute assignments within the applicable then-current standard settlement timeframes;

(cc)          shall not hire any employees;

(dd)         shall not maintain any bank accounts or securities accounts other than the applicable Collateral Accounts,

(ee)          except as otherwise expressly permitted herein, shall not cancel or terminate any of the Underlying Instruments in respect of a Portfolio Investment to which it is party or beneficiary (in any capacity), or consent to or accept any cancellation or termination of any of such agreements unless (in each case) the Administrative Agent shall have consented thereto in writing in its sole discretion;

(ff)           shall not make or incur any capital expenditures except as reasonably required to perform its functions in accordance with this Agreement;

(gg)         shall not cancel, terminate or consent to or accept any cancellation or termination of, amend, modify or change in any manner any term or condition of Section 5.01 in any manner that adversely affects the Lenders in any material respect;

(hh)         shall not, in violation of Sanctions, act on behalf of, a country, territory, entity or individual that, at the time of such act, is the subject or target of Sanctions, and none of the Company, the Portfolio Manager or any of their respective Affiliates, owners, directors or officers is a Sanctioned Person. The Company does not own and will not acquire, and the Portfolio Manager will not cause the Company to own or acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership would be or is prohibited under Sanctions for a natural person or entity required to comply with Sanctions;

(ii)            shall give notice to the Administrative Agent (and with copies forwarded to the Lenders by the Administrative Agent following receipt) promptly in writing upon (and in no event later than (x) in the case of an Event of Default or an event specified in clauses (2), (5) or (6) below, one (1) Business Day after and (y) in all other cases, three (3) Business Days after) the occurrence of any of the following (except as otherwise previously disclosed pursuant to this Agreement):

(1)            any Adverse Proceeding;

(2)            any Default or Event of Default;

(3)            a Responsible Officer of the Company or the Portfolio Manager obtaining actual knowledge of any adverse claim asserted against any of the Portfolio Investments, the Collateral Accounts or any other Collateral;

(4)            any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and

(5)            a Responsible Officer of the Company or the Portfolio Manager obtaining actual knowledge of any Portfolio Investment becoming an Ineligible Investment;

(jj)            shall provide to the Administrative Agent (x) as soon as available and in any event within five (5) Business Days after the end of each calendar quarter, commencing after the calendar month ending January, 2025, the identity of each Portfolio Investment that is a Partial PIK Obligation and the portion of interest payable under such Partial PIK Obligation that is actually being paid in kind rather than in cash (with such update to be substantially in the form of Schedule 7 and which may be delivered via email) and (y) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request with respect to any Partial PIK Obligation; and

(kk)          shall ensure that each of the Administrative Agent and the Collateral Agent is provided copies of the account statements or granted “read only” access to each Collateral Account, as applicable.

SECTION 6.03.            Amendments of Portfolio Investments, Etc. If the Company or the Portfolio Manager receives any notice or other formal written communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related Underlying Instrument or rights thereunder which in the commercially reasonable judgement of the Portfolio Manager is not solely ministerial and clerical in nature (each, an “Amendment”) with respect to any Portfolio Investment or any related Underlying Instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent (with a copy to the Collateral Agent). In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Portfolio Manager shall deem appropriate under the circumstances; provided that if an Event of Default has occurred and is continuing or a Market Value Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Lenders) shall instruct (it being understood that if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following the Company’s receipt thereof, the Company shall promptly provide to the Administrative Agent copies of all executed amendments to Underlying Instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment.

ARTICLE VII
EVENTS OF DEFAULT

If any of the following events (each, an “Event of Default”) shall occur:

(a)            the Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, solely in the case of amounts other than principal and interest, such failure continues for a period of two (2) Business Days following the earlier of (x) the Company becoming aware of such failure or (y) receipt of written notice by the Company of such failure unless its failure to pay is caused by an administrative or technical error, in which case such period shall be extended by one (1) additional Business Day;

(b)            any representation or warranty made or deemed made by or on behalf of the Company, the Portfolio Manager or the Parent Seller (each, a “Credit Risk Party” and, collectively, the “Credit Risk Parties”) herein or in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data or industry information) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute a failure) and if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such inaccuracy;

(c)            (A) the Company or the Portfolio Manager shall fail to observe or perform any applicable covenant, condition or agreement contained in Section 6.02(a)(i) through (vii), (xi), (xiv) or (xix), (b)(i) through (iv), (d), (f), (h), (i), (l), (m), (o), (t), (v), (w), (cc), (hh), (ii)(2), (kk), Section 8.02(b) or the last sentence of the first paragraph of Section 1.04 or (B) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party becoming aware of such failure;

(d)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, provisional liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e)            any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, striking-off, provisional liquidation, restructuring, reorganization or other relief under any Federal, state or foreign bankruptcy, restructuring, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, restructuring officer, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f)            any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g)           the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company;

(h)            any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000, in each case, (after giving effect to insurance, if any, available with respect thereto) shall be rendered against any Credit Risk Party, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of thirty (30) days after the date on which the right to appeal has expired;

(i)             (i) an ERISA Event occurs, except where such ERISA Event would not reasonably be expected to have a Material Adverse Effect; or (ii) the assets of the Company or the Parent constitutes Plan Assets;

(j)             a Change of Control occurs;

(k)            the Company or the pool of Collateral shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l)             the Portfolio Manager (i) resigns as Portfolio Manager under this Agreement, (ii) assigns any of its obligations or duties as Portfolio Manager in contravention of the terms of this Agreement or (iii) otherwise ceases to act as Portfolio Manager in accordance with the terms of this Agreement and, in each case, an Affiliate of the Portfolio Manager is not appointed (and has accepted such appointment) in accordance this Agreement;

(m)           a LTV Default has occurred; or

(n)            (i) failure of the Company to fund the Unfunded Exposure Account or any applicable Permitted Non-USD Currency Unfunded Exposure Account when required in accordance with Section 2.02(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.02(f) or (ii) failure of the Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan or Revolving Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement); provided that the failure of the Company to undertake any action set forth in this clause (n) is not remedied within two (2) Business Days;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company (with a copy to the Collateral Agent), take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII
COLLATERAL ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01.            The Collateral Accounts; Agreement as to Control.

(a)            Establishment and Maintenance of Collateral Accounts. The Company hereby appoints the Securities Intermediary to establish, and the Securities Intermediary does hereby establish pursuant to the Securities Account Control Agreement, each of the Custodial Account, the Principal Collection Account, the Interest Collection Account, the MV Cure Account and the Unfunded Exposure Account (collectively, the “USD Collateral Accounts” and, together with the Permitted Non-USD Currency Accounts, the “Collateral Accounts”). In addition, the Company hereby appoints the Securities Intermediary to establish, and the Securities Intermediary does hereby establish pursuant to the Securities Account Control Agreement, the Permitted Non-USD Currency Accounts for the purposes of holding cash and Portfolio Investments denominated in a Permitted Non-USD Currency pursuant to the terms hereof; provided that it is understood and agreed that, notwithstanding the establishment of such Permitted Non-USD Currency Accounts as set forth above, the Permitted Non-USD Currency Accounts in respect of any Permitted Non-USD Currency shall not be available for the receipt of cash and Portfolio Investments until such time as the Securities Intermediary notifies the Company, the Portfolio Manager, the Administrative Agent and the Collateral Agent in writing (including via email) that such accounts are operational and available to receive such cash and Portfolio Investments (and neither the Securities Intermediary nor the Collateral Agent shall have any liability for any failure or delay in the receipt of such cash or Portfolio Investments) (each such notice, a “Permitted Non-USD Currency Account Opening Notice”). The Securities Intermediary agrees to maintain the Collateral Accounts in accordance with the Securities Account Control Agreement as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC), in the name of the Company subject to the lien of the Collateral Agent. The Securities Intermediary shall have the right to open such subaccounts of any such Collateral Account as it deems necessary or appropriate for convenience of administration of this Agreement.

(b)            Investment of Funds on Deposit in the Unfunded Exposure Account. All amounts on deposit in the Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence and during the continuance of an Event of Default or following a Market Value Event, all amounts on deposit in the Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent. In the absence of any such written direction from the Company (or the Portfolio Manager on its behalf) or the Administrative Agent, as applicable, in accordance with this paragraph, amounts on deposit in the Unfunded Exposure Account shall remain uninvested. Income earned on such Eligible Investments shall be deposited into the Interest Collection Account. Amounts on deposit in the Permitted Non-USD Currency Unfunded Exposure Accounts shall remain uninvested.

(c)            Unfunded Exposure Account and Permitted Non-USD Currency Unfunded Exposure Accounts.

(i)            Amounts may be deposited into the Unfunded Exposure Account and/or any applicable Permitted Non-USD Currency Unfunded Exposure Account from time to time in accordance with Section 4.05. Amounts shall also be deposited into the Unfunded Exposure Account and/or each applicable Permitted Non-USD Currency Unfunded Exposure Account as set forth in Section 2.02(f).

(ii)            While no Event of Default has occurred and is continuing and no Market Value Event has occurred and subject to satisfaction of the Borrowing Base Test (after giving effect to such release), the Portfolio Manager may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Agent), the release of funds on deposit in the Unfunded Exposure Account or any applicable Permitted Non-USD Currency Unfunded Exposure Account (i) for the purpose of funding the Company’s unfunded commitments with respect to Delayed Funding Term Loans and Revolving Loans, for deposit into the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account and (ii) so long as no Unfunded Exposure Shortfall exists or would exist (in each case, either with respect to the applicable Currency or in the aggregate) after giving effect to the withdrawal. Following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, at the written direction of the Administrative Agent (at the direction of the Required Lenders) (with a copy to the Collateral Agent), the Securities Intermediary shall transfer all amounts in the Unfunded Exposure Account and any applicable Permitted Non-USD Currency Unfunded Exposure Account to the Principal Collection Account (following conversion (as directed by the Company) of such amounts to USD at the Spot Rate in the case of amounts on any Permitted Non-USD Currency Unfunded Exposure Account) to be applied pursuant to Section 4.05. Upon the direction of the Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in the Unfunded Exposure Account or any applicable Permitted Non-USD Currency Unfunded Exposure Account in excess of outstanding funding obligations of the Company shall be released to the Collection Account to prepay the outstanding Advances (following conversion (as directed by the Company) of such amounts to USD at the Spot Rate in the case of amounts on any Permitted Non-USD Currency Unfunded Exposure Account); provided that any such prepayment does not cause the aggregate outstanding principal amount of the Advances to be less than the Minimum Funding Amount.

SECTION 8.02.            Collateral Security; Delivery.

(a)            Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents, the Lenders, the Collateral Administrator and the Securities Intermediary (collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), the Company hereby (i) confirms the grant made on the Original Effective Date pursuant to the Original Agreement and (ii) without constituting a novation of the grant confirmed under the preceding clause (i) hereby charges, assigns by way of security and pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a)(i) being collectively referred to herein as “Collateral”), including, without limitation: (1) each Portfolio Investment, (2) all of the Company’s interests in the Collateral Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Participation Agreement, the Sale Agreement, any other Loan Document and all rights related to each such agreement, (4) all other property of the Company and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b)            Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent); and (3) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent, the Lenders and the Collateral Agent, at the expense of the Company, legal opinions from Debevoise & Plimpton LLP or other counsel reasonably acceptable to the Administrative Agent and the Lenders, as to the perfection and priority of the Collateral Agent’s security interest in any of the Collateral.

(i)             (1) The Company shall not open any account without the prior written consent of the Administrative Agent in its sole discretion and promptly providing an appropriate Account Control Agreement to the Administrative Agent relating thereto which shall in any event occur on or before such account has been opened, as are reasonably acceptable to the Administrative Agent.

(c)            Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Lenders or the Administrative Agent on their behalf) do any of the following:

(i)             Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or its designee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Required Lenders or the Administrative Agent on their behalf) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(ii)            Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof;

(iii)           Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv)           Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral;

(v)           Take control of any proceeds of the Collateral;

(vi)           Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

(vii)          Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

(d)            Compliance with Restrictions. The Company and the Portfolio Manager agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company and the Portfolio Manager further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Portfolio Manager for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e)            Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company and the Portfolio Manager hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f)             Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as its attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, such appointment as true and lawful attorney shall include any and all of the following powers (in each case, exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be) with respect to all or any of the Collateral: (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct, (B) to ask or demand for, collect, receive and give acquittance for payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) to commence, compound and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral, (D) to defend any suit, action or proceeding brought against the Company with respect to any Collateral, (E) to settle, compromise, compound, prosecute, defend or adjust any suit, action or proceeding and, in connection therewith, to give such discharges or releases or to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto as the Collateral Agent may deem appropriate, (F) to cause the Company to intervene in any suit, action or proceeding with respect thereto and (G) generally, to sell, charge, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and the Company’s expense, as applicable, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary or appropriate to protect, preserve or realize upon the Collateral and the Secured Parties’ Liens thereon for the ratable benefit of the Secured Parties and to effect the intent of this Agreement, all as fully and effectively as the Company might do. The Company hereby acknowledges, consents and agrees that the powers of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g)            Further Assurances. The Company covenants and agrees, that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Company or the Portfolio Manager herein.

(h)            Release of Security Interest upon Disposition of Collateral. Upon any sale, transfer or other disposition of any Collateral (or portion thereof) that is permitted hereunder, the security interest granted hereunder in such Loan or other Collateral (or the portion thereof which has been sold or otherwise disposed of) shall, immediately upon the sale or other disposition of such Loan or other Collateral (or such portion) and without any further action on the part of the Collateral Agent or any other Secured Party, be released. Upon any such release, the Collateral Agent will, at the Company’s sole expense and instruction, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such release. Any such instruction (which shall include any borrower order, trade ticket or any other direction) shall be deemed to constitute a certification from the Company (or the Portfolio Manager on its behalf) that all conditions to such sale, transfer or disposition have been complied with.

(i)             Termination. Upon the payment in full of all Secured Obligations and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company’s sole expense and direction, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

ARTICLE IX
THE AGENTS

SECTION 9.01.            Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties at the direction of the Administrative Agent.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

None of the Agents, the Securities Intermediary nor the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent, the Securities Intermediary or the Collateral Administrator shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent, the Securities Intermediary or the Collateral Administrator shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby or that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent, the Required Lenders, or the Administrative Agent or (ii) in the case of any Agent, the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent, the Securities Intermediary or the Collateral Administrator shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent or any of its Affiliates in any capacity. No Agent, the Securities Intermediary or the Collateral Administrator shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent or the Company (or the Portfolio Manager on behalf of the Company) (in the case of the Collateral Administrator, the Securities Intermediary and the Collateral Agent only) or the Required Lenders (or such other number or percentage of Lenders that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any of any matter (including any Default, Event of Default, Market Value Event or Market Value Cure Failure) or failure of the Borrowing Base Test unless and until a Responsible Officer of such Agent, the Collateral Administrator or the Securities Intermediary, as applicable, has received written notice thereof from the Company, a Lender or the Administrative Agent. Delivery of reports or information, other than such reports or documents directly addressed to the Collateral Agent, or expressly required to be delivered by the Collateral Agent (if prepared by the Collateral Agent acting in such capacity), shall not constitute constructive knowledge or notice of any condition without formal notice. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document or electronic communication delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent, the Collateral Administrator or the Securities Intermediary, as applicable. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder or under any other Loan Document if it reasonably believes it will not receive reimbursement therefor hereunder. Without limitation to the immediately preceding sentence, none of the Agents, the Collateral Administrator nor the Securities Intermediary shall be required to take any action under this Agreement or any other Loan Document if taking such action (A) would subject such Person to Tax in any jurisdiction where it is not then subject to Tax, or (B) would require such person to qualify to do business in any jurisdiction where it is not then so qualified.

Each Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to rely upon, and shall not incur any liability for relying upon (including as to the truth and correctness of the statements and opinions expressed therein), any notice, request, certificate, consent, statement, instrument, direction, opinion, document, electronic communication or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent, the Collateral Administrator and the Securities Intermediary also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable Person. Each Agent, the Collateral Administrator and the Securities Intermediary may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it in good faith, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. None of the Collateral Administrator, the Securities Intermediary nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party including, for the avoidance of doubt, the Constituent Documents, nor shall the Collateral Administrator, the Securities Intermediary or the Collateral Agent be chargeable with knowledge of any of the terms of conditions of any such agreement. The grant of any permissive right or power to the Collateral Agent, the Collateral Administrator or the Securities Intermediary hereunder shall not be construed to impose a duty to act. The Collateral Agent may rely upon instructions and information provided by (i) the Administrative Agent as if provided by the Required Lenders directly and (ii) the Portfolio Manager as if provided by the Company directly.

It is expressly acknowledged and agreed that none of the Collateral Administrator, the Securities Intermediary nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, the Market Value (or any other characteristic) of any Portfolio Investment, compliance with the Eligibility Criteria or the Concentration Limitations or the conditions to any purchase, sale or disposition hereunder in any instance, to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.

Each Agent, the Collateral Administrator and the Securities Intermediary may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. No Agent nor the Collateral Administrator or the Securities Intermediary shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent, the Collateral Administrator or the Securities Intermediary with due care. Each Agent, the Collateral Administrator and the Securities Intermediary and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the “Related Parties”) for such Agent, the Collateral Administrator or the Securities Intermediary, as applicable. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent, the Collateral Administrator or the Securities Intermediary and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent, the Collateral Agent, the Collateral Administrator or the Securities Intermediary as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days’ notice to each other Agent, the Lenders, the Portfolio Manager and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor; provided that, so long as no Event of Default or Market Value Event has occurred and is continuing, any such appointment of a successor to the Collateral Administrator, the Collateral Agent or the Securities Intermediary shall be reasonably acceptable to the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution; provided that, so long as no Event of Default or Market Value Event has occurred and is continuing, any such appointment of the Collateral Administrator, the Collateral Agent or the Securities Intermediary shall be reasonably acceptable to the Company. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring agent gives notice of its resignation, such Agent, the Collateral Administrator or the Securities Intermediary may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder (and, if applicable, under the Account Control Agreement) by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent hereunder and under the Account Control Agreement, and the retiring agent shall be discharged from its duties and obligations hereunder and under the Account Control Agreement. After the retiring agent’s resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent and the Securities Intermediary may be removed at any time with 30 days’ notice by the Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Lenders and the Portfolio Manager (which removal of the Collateral Agent or the Securities Intermediary will also be effective as removal under the Account Control Agreement); provided that, if no successor has been appointed by the Administrative Agent and accepted such appointment within sixty (60) days after the Agent, the Collateral Administrator or the Securities Intermediary, as applicable, is removed, such Agent, Collateral Administrator or Securities Intermediary, as applicable, may petition a court of competent jurisdiction for the appointment of a successor. Upon any such removal, the Company shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by the Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution; provided that, so long as no Event of Default or Market Value Event has occurred and is continuing, any such appointment shall be reasonably acceptable to the Company. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed agent hereunder and under the Account Control Agreement, and the removed agent shall be discharged from its duties and obligations hereunder (and, if applicable, under the Account Control Agreement). After the removed agent’s removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

Upon the request of the Company or the Administrative Agent or the successor agent, such retiring or removed agent shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed agent, and shall duly assign, transfer and deliver to such successor agent all property and money held by such retiring or removed agent hereunder (and under the Account Control Agreement, if applicable). Upon request of any such successor agent, the Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Any corporation or association into which the Collateral Agent, the Securities Intermediary or the Collateral Administrator may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be a party, shall be the successor of the Collateral Agent, the Securities Intermediary or the Collateral Administrator as applicable hereunder, and shall succeed to all of the rights, powers and duties of the Collateral Agent, the Securities Intermediary or the Collateral Administrator (as applicable) hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto. In addition, any corporation or association to which the Collateral Agent or the Collateral Administrator transfers all or substantially all of its corporate trust business shall be the successor of the Collateral Agent and the Collateral Administrator as applicable hereunder, and shall succeed to all of the rights, powers and duties of the Collateral Agent and the Collateral Administrator hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Collateral Administrator, the Securities Intermediary or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent, the Securities Intermediary and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent, the Collateral Administrator or the Securities Intermediary, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent, the Collateral Administrator or the Securities Intermediary was grossly negligent in ascertaining the pertinent facts.

Each Agent, the Securities Intermediary and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent, the Securities Intermediary and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond, electronic communication or other document or have any responsibility for preparing, filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

In the absence of gross negligence, willful misconduct or bad faith on its part, each Agent, the Collateral Administrator and the Securities Intermediary may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document or electronic communication furnished to it, reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties and conforming to the requirements of this Agreement but, in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to it, such Agent, the Collateral Administrator or the Securities Intermediary, as applicable, shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

None of the Agents, the Collateral Administrator nor the Securities Intermediary shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, epidemics, riots and acts of war. In connection with any payment, the Collateral Agent and the Collateral Administrator are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.

Before the Collateral Agent, Securities Intermediary or Collateral Administrator acts or refrains from acting, it may require, and may conclusively rely on, a certificate (which may be constituted by written directions provided in accordance with this Agreement) of an officer of the Administrative Agent or the Required Lenders, as applicable. The Collateral Agent, Securities Intermediary or Collateral Administrator shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

The Collateral Agent, Securities Intermediary or Collateral Administrator may, from time to time, request that the parties hereto deliver a certificate (upon which the Collateral Agent, Securities Intermediary or Collateral Administrator may conclusively rely) setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any related document together with a specimen signature of such authorized officers and the Collateral Agent, Securities Intermediary or Collateral Administrator shall be entitled to conclusively rely on the then current certificate until receipt of a superseding certificate.

In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Bank Law”), the entity serving as Collateral Agent, Securities Intermediary or Collateral Administrator is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with such entity. Accordingly, each of the parties agrees to provide to the Collateral Agent, the Securities Intermediary or the Collateral Administrator upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent, the Securities Intermediary or the Collateral Administrator to comply with Applicable Bank Law.

The rights, protections and immunities given to the Agents in this Section 9.01, Section 9.02(c) and Section 9.02(j) shall likewise be available and applicable to the Securities Intermediary and the Collateral Administrator.

SECTION 9.02.            Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a)            Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Lenders) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein or any other exercise of rights, remedies or discretionary actions hereunder and the Administrative Agent may direct the Collateral Agent in writing to take any action incidental thereto; provided that in each case the Collateral Agent shall have no obligation to take any such action (including, for avoidance of doubt, any action relating to any mandatory deposit, purchase or replacement obligations of (x) the Unaffiliated Seller pursuant to the Participation Agreement or (y) the Parent Seller pursuant to the Sale Agreement) in the absence of such direction and shall have no obligation to comply with any such direction (including after the occurrence of an Event of Default) if it reasonably believes that the same (1) is contrary to Applicable Law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, issuing such instruction provides indemnification or otherwise make provision reasonably satisfactory to the Collateral Agent for payment of same (which provision may be payment of such cost or expense by the Company in accordance with the Priority of Payments if such arrangement is reasonably satisfactory to the Collateral Agent). The Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in accordance with such direction. In absence of such direction with respect to any action or inaction, the Collateral Agent shall be entitled to refrain from such action unless and until the Collateral Agent shall have received such direction, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. Each of the parties hereto hereby consents to and directs the Collateral Agent to execute the Account Control Agreement and acknowledges and agrees the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction. The parties hereto further agree that the Collateral Agent shall be entitled to all of the rights, protections, benefits, immunities and indemnities set forth herein in connection with any actions or omissions taken under the Account Control Agreement.

If, in performing any duties under this Agreement, a Responsible Officer of the Collateral Administrator, the Collateral Agent or the Securities Intermediary, as applicable, determines that it is required to decide between alternative courses of action due to any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth therein, the Collateral Administrator, Collateral Agent or the Securities Intermediary, as applicable, shall request written instructions from the Administrative Agent as to the course of action desired by it (including the interpretation and/or methodology to be used) and shall not be liable for any action taken or omitted to be taken prior to receipt of such instruction. The Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder.

(b)            Custody and Preservation. The Collateral Agent is required to hold in custody and preserve any of the Collateral in its possession pursuant to the terms of this Agreement and the standard of care set forth herein, provided that the Collateral Agent shall be deemed to have complied with the terms of this Agreement with respect to the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests (or, following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, as the Administrative Agent reasonably requests), but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to comply with the terms of this Agreement. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c)            Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. The Collateral Agent shall not be responsible for any act or omission of the Company, the Lenders party hereto, the Securities Intermediary, the Administrative Agent or any other person, and absent written notice to a Responsible Officer of the Collateral Agent to the contrary, the Collateral Agent may assume that such person is in compliance with its obligations under this Agreement or any other document related to this transaction. The Collateral Agent and its Affiliates shall be permitted to receive additional compensation that could be deemed to be in such Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (2) using Affiliates to effect transactions in certain Eligible Investments, and (3) effecting transactions in certain investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral. The Collateral Agent shall not be responsible or chargeable with knowledge of or responsible for any terms or conditions contained in any Loan Document (or any other agreement) to which it is not a party.

(d)            Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Lenders, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the purchaser at such sale.

(e)            Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as agreed to in a separate fee letter agreement between the Collateral Agent and the Company (or the Portfolio Manager on its behalf) as may be subsequently modified as agreed among the Company, the Portfolio Manager, the Administrative Agent, the Collateral Agent, the Intermediary and the Collateral Administrator in writing, subject to the Priority of Payments. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including fees, expenses costs, and disbursements of experts, agents and attorneys, in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby, subject to the Priority of Payments.

(f)            Execution by the Collateral Agent, the Securities Intermediary and the Collateral Administrator. The Collateral Agent, the Securities Intermediary and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent, Securities Intermediary and Collateral Administrator, respectively, hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder.

(g)            Reports by the Collateral Administrator. The Company hereby appoints The Bank of New York Mellon Trust Company, National Association as Collateral Administrator and directs the Collateral Administrator to draft the reports substantially in the form reasonably agreed by the Company, the Collateral Administrator and the Administrative Agent. The Company, the Portfolio Manager and the Administrative Agent shall cooperate with the Collateral Administrator in connection with the reports, including daily position and cash flow reporting (which, for the avoidance of doubt, is in addition to and separate from the disclosure required pursuant to Section 6.02(rr)), and other matters described herein, including calculations relating to the reports contemplated herein or as otherwise reasonably requested hereunder. Without limiting the generality of the foregoing, the Company (or the Portfolio Manager on its behalf) shall supply in a timely fashion any determinations, designations, classifications or selections made by it relating to a Portfolio Investment, including in connection with the acquisition or disposition thereof, and any information maintained by it that the Collateral Administrator may from time to time reasonably request with respect to the Portfolio Investment and reasonably need to complete the reports required to be prepared by the Collateral Administrator hereunder or reasonably required to permit the Collateral Administrator to perform its obligations hereunder. The Collateral Administrator shall deliver a draft of each such report to the Company (or the Portfolio Manager on its behalf) and the Company (or the Portfolio Manager on its behalf) shall review, verify and approve the contents of the aforesaid reports. To the extent any of the information in such reports conflicts with data or calculations in the records of the Company (or the Portfolio Manager), the Company (or the Portfolio Manager on its behalf) shall notify the Collateral Administrator of such discrepancy and use reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. Upon reasonable request by the Collateral Administrator, the Company (or the Portfolio Manager on its behalf) further agrees to provide to the Collateral Administrator from time to time during the term of this Agreement, on a timely basis, any information relating to the Portfolio Investments and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Administrator to perform its duties hereunder.

(h)            Neither the Collateral Agent nor the Collateral Administrator shall have any obligation to determine or calculate any Net Asset Value, the Unfunded Exposure Amount, the Affiliate Purchased Investment Balance, the Unfunded Exposure Shortfall or any Market Value and shall be entitled to conclusively rely upon such amounts as reported by the Company (or the Portfolio Manager on its behalf) or the Administrative Agent. The Collateral Agent and the Collateral Administrator shall be entitled to conclusively rely upon information provided by the Administrative Agent with respect to the determination of all interest, fees, expenses and other amounts due and payable to the Lenders and the calculation of each Benchmark, Reference Rate, Term SOFR Reference Rate and any Base Rate or Benchmark Replacement.

(i)             None of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of any Benchmark, Term SOFR Reference Rate or Reference Rate including, without limitation, any screen rate for Advances denominated in a Permitted Non-USD Currency, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event, Benchmark Replacement Date, or Benchmark Unavailability Period (ii) to select, determine or designate any Base Rate, Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of any Benchmark, Term SOFR Reference Rate or Reference Rate including, without limitation, any screen rate for Advances denominated in a Permitted Non-USD Currency, the Base Rate or any Benchmark Replacement, and absence of a designated replacement Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including, without limitation, the Administrative Agent, the Company, the Portfolio Manager or the Required Lenders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

(j)            Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Portfolio Manager, the Administrative Agent, the Company or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct, fraud or reckless disregard of the Collateral Agent or the Collateral Administrator, as applicable, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k)            If the Collateral Agent receives an instruction to effect any foreign exchange transactions (which instruction shall be given at least one Business Day prior to such conversion date, or such shorter period as may be agreed by the Collateral Agent), or cannot comply with instructions without effecting foreign exchange transactions, the Collateral Agent is authorized to enter into spot foreign exchange transactions (“FX Transactions”) with the Borrowers in connection with the Accounts and may provide such foreign exchange services to the Borrowers themselves or through any BNY Affiliates. The Collateral Agent may convert currency itself or through any BNY Affiliate and, in those cases, the Collateral Agent or, as the case may be, the relevant BNY Affiliate through which currency is converted acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and may earn revenue, including, without limitation, transaction spreads and sales margin, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the FX Transaction made under this Agreement and the rate that the Collateral Agent or any BNY Affiliate receives when buying or selling foreign currency for its own account. The Collateral Agent or the relevant BNY Affiliate makes no representation that the exchange rate used or obtained for any FX Transaction under this Agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined. The Collateral Agent or the relevant BNY Affiliate may establish rules or limitations concerning any foreign exchange facility made available to the Company. Any such FX Transactions will be subject to terms and conditions (the “FX Terms”) separately disclosed. In addition, the Collateral Agent may transmit any FX Transaction to a sub-custodian or depository or as otherwise agreed between the applicable Borrower and the Collateral Agent. In such cases, the relevant FX Transaction may not be processed and priced as described in the FX Terms. For the purposes for this clause (k), “BNY Affiliate” means any subsidiary, affiliate or other related body corporate of The Bank of New York Mellon Corporation and which shall exclude any third party affiliates or other entities of whatever description which are not part of The Bank of New York Mellon Corporation group of companies.

SECTION 9.03.      Lender ERISA Representations and Covenants

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any of their Affiliates, that at least one of the following is and will be true:

(i)            such Lender is not using Plan Assets (within the meaning of the Plan Asset Rules) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a QPAM, (B) such QPAM made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Financing Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Company or the Parent or any of their Affiliates, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X
MISCELLANEOUS

SECTION 10.01.      Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Portfolio Manager and the other parties hereto (other than the Administrative Agent acting at the direction of the Required Lenders) hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by the Company or against the Company by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement or any other Loan Document, no recourse under any obligation, covenant or agreement of the Company or the Portfolio Manager contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company and (with respect to the express obligations of the Portfolio Manager under the Loan Documents) the Portfolio Manager and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Portfolio Manager contained in this Agreement or any other Loan Document, or implied therefrom, and that any and all personal liability for breaches by the Company or the Portfolio Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Notwithstanding any other provision of this Agreement or any other Loan Document, any legal proceeding, claim or action by or against any Credit Risk Party registered or formed under the laws of the Cayman Islands as an exempted limited partnership may be initiated by or against the general partner (or the ultimate general partner) of such Credit Risk Party (if applicable), solely for the purposes of complying with Section 33(1) of the Exempted Limited Partnership Act (As Revised) of the Cayman Islands, as the Administrative Agent may elect in its sole discretion.

SECTION 10.02.      Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) personally delivered, (b) in the case of a mailed notice, upon receipt, or (c) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

Each of the Collateral Agent, Collateral Administrator and Securities Intermediary (collectively, “BNY”) shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and the other Loan Documents and delivered using Electronic Means; provided, however, that the Borrower, the Portfolio Manager and the Administrative Agent, as applicable, shall provide to BNY an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Borrower, the Portfolio Manager and the Administrative Agent, as applicable, whenever a person is to be added or deleted from the listing. If the Borrower, the Portfolio Manager and the Administrative Agent, as applicable, elects to give BNY Instructions using Electronic Means and BNY in its discretion elects to act upon such Instructions, BNY’s understanding of such Instructions shall be deemed controlling. The Borrower, the Portfolio Manager and the Administrative Agent, as applicable, understand and agree that BNY cannot determine the identity of the actual sender of such Instructions and that BNY shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to BNY have been sent by such Authorized Officer. The Borrower, the Portfolio Manager and the Administrative Agent, as applicable, shall be responsible for ensuring that only Authorized Officers transmit such Instructions to BNY and that the Borrower, the Portfolio Manager and the Administrative Agent, as applicable, and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower, the Portfolio Manager and the Administrative Agent, as applicable. BNY shall not be liable for any losses, costs or expenses arising directly or indirectly from BNY’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Borrower, the Portfolio Manager and the Administrative Agent, as applicable, agree: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to BNY, including without limitation the risk of BNY acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower, the Portfolio Manager and the Administrative Agent, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify BNY immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by BNY, or another method or system specified by BNY as available for use in connection with its services hereunder.

SECTION 10.03.      No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04.      Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a)            The Company shall pay and reimburse (1) subject (in the case of initial fees and expenses) to Section 2.03(e), all fees and reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the fees, charges and disbursements of outside counsel for each Agent, the Securities Intermediary and the Collateral Administrator, and such other local counsel as required for the Agents, the Collateral Administrator and the Securities Intermediary, collectively, in connection with the preparation and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket costs and expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and the Lenders, including the fees, charges and disbursements of outside counsel for each Agent, the Lenders, the Collateral Administrator and the Securities Intermediary and such other local counsel as required for all of them, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement and the Account Control Agreement, including their rights under this Section, the other Loan Documents or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)            The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, each Lender and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims (whether brought by or involving the Company or any third party), damages, liabilities and related expenses, including the fees, charges and disbursements of one firm of outside counsel for each affiliated group of Indemnitees and such other local counsel in each relevant jurisdiction as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by the Company or the Portfolio Manager hereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise or enforcement of the parties thereto of their respective rights (including, without limitation, the approval or disapproval by the Administrative Agent of the acquisition of any Portfolio Investment in accordance with the terms of this Agreement) or the consummation of the transactions contemplated hereby, (2) any Advance or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) with respect to the Lenders, relate to the performance of the Portfolio Investments. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement, instrument or transaction contemplated hereby or thereby, any Advance or the use of the proceeds thereof; provided, that nothing contained in this sentence shall limit the Company’s indemnification obligations hereunder to the extent that such damages are included in a third party claim in connection with which an Indemnitee is entitled to indemnification hereunder.

(d)            If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.05.      Amendments. Subject to Section 3.02(b), (c) and (d), no amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by an electronic mail) and executed by each of the Agents, the Collateral Administrator, the Securities Intermediary, the Required Lenders, the Company and the Portfolio Manager; provided, however, that any amendment to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event and which would not result in an increase or decrease in the rights, duties or liabilities of the Portfolio Manager or the Company shall not be required to be executed by the Portfolio Manager or the Company; provided further that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion; provided further that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties, protections or immunities; provided further that any Material Amendment shall require the prior written consent of each Lender affected thereby.

SECTION 10.06.      Successors; Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Portfolio Manager, the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and the Portfolio Manager may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Subject to the conditions set forth below, any Lender may assign to any other Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and/or the Advances at the time owing to it) to any person with the prior written consent of the Administrative Agent and, if the assignee is not a bank, broker-dealer or insurance company, the Portfolio Manager (such consent not to be unreasonably withheld or delayed) and upon reasonable prior written notice (including via email) to the Company, the Portfolio Manager and the Collateral Agent; provided that no consent of the Administrative Agent or the Portfolio Manager shall be required for an assignment of any Financing Commitment (x) to an assignee that is a Lender (or any Affiliate thereof) immediately prior to giving effect to such assignment or (y) following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event; provided further that, prior to the occurrence and continuance of an Event of Default and prior to the occurrence of a Market Value Event, no Lender may assign all or a portion its rights and obligations under this Agreement to a Competitor without the prior consent of the Portfolio Manager; provided further that JPMCB shall provide written notice (including via email) to the Portfolio Manager if the other Lenders hold more than 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advance (other than outstanding Advances of Defaulting Lenders) plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments (other than the undrawn amount of the outstanding Financing Commitments of Defaulting Lenders)

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the assignor and assignee shall execute and deliver to the Administrative Agent, the Company and the Portfolio Manager a fully-executed assignment and assumption agreement in the form of Exhibit B hereto (an “Assignment and Assumption”) together with each applicable Lender Letter Agreement (if any).

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Collateral Agent, any Lender and the Portfolio Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c)            Any Lender may sell participations to one or more banks or other entities (a “Lender Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Financing Commitment and/or the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant.

(d)            Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances and/or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Lender Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Lender Participant.

SECTION 10.07.      Governing Law; Submission to Jurisdiction; Etc.

(a)            Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

(b)            Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.

(c)            Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.08.      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.09.      PATRIOT Act. Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or Agent to identify the Company in accordance with the PATRIOT Act.

SECTION 10.10.      Counterparts. This Agreement may be executed in any number of counterparts by written form of communication including electronic mail, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by email shall be effective as delivery of a manually executed counterpart of this Agreement. The words “executed,” “execution,” “sign,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf,” “tif”, “tiff”, “jpeg” or “jpg”) and other electronic signatures (including, without limitation, Orbit, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent, Collateral Administrator and Securities Intermediary to acknowledge and agree and the Collateral Agent, Collateral Administrator and Securities Intermediary do hereby acknowledge and agree, that execution of this Agreement, any instruction, order, direction, notice, form or other document executed by the any party to this Agreement or the other Loan Documents in connection with this Agreement or such other Loan Documents, by electronic signatures (whether by Adobe Sign, DocuSign, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent, Collateral Administrator and Securities Intermediary) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such officer on such party’s behalf. The parties hereto also hereby acknowledge and agree that the Collateral Agent, Collateral Administrator and Securities Intermediary shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

SECTION 10.11.      Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12.      Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

As used herein:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 10.13.      Confidentiality.

Each Agent, the Collateral Administrator, the Securities Intermediary and each Lender agrees to maintain the confidentiality of the Information until the date that is two (2) years after receipt of such Information (or, with respect to Information relating to the financial and other material terms of this Agreement, until the date that is one (1) year after the Maturity Date), except that (x) Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder, the sale of any Portfolio Investment following the occurrence of a Market Value Event or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (x) any assignee of or Participant in or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.13 by the delivering party or its Affiliates or (y) becomes available to any Agent, the Collateral Administrator, the Securities Intermediary or any Lender on a nonconfidential basis from a source other than the Company or (ix) to the extent permitted or required under this Agreement or the Account Control Agreement and (y) Loan Documents, transaction documents delivered pursuant to Section 2.03 any structure chart relating to the Company, any manager deck or portfolio loan tape may be disclosed to a nationally recognized statistical rating organization in connection with securing and/or maintaining a rating with respect to Advances made hereunder. For the purposes of this Section 10.13, any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.14.      Acknowledgement of Lenders.

(a)            Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Amended and Restated Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Collateral Agent or the Lenders on the Amended and Restated Effective Date.

(c)            (i)  Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.14(c) shall be conclusive, absent manifest error.

(ii)  Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)  The Company, the Collateral Agent and each other party hereto agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Company, the Collateral Agent or any other party hereto; except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent or its Affiliates from or on behalf of the Company for the purposes of making such Payment.

(iv)  Each party’s obligations under this Section 10.14(c) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 10.15.      Effect of Amendment and Restatement. On the Amended and Restated Effective Date, the Original Agreement shall be amended and restated in its entirety. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the obligations, security interest and Liens under the Original Agreement as in effect immediately prior to the Amended and Restated Effective Date, which, unless otherwise expressly set forth herein, remain outstanding and in effect and (ii) such obligations, security interest and Liens (as amended and restated hereby), unless otherwise expressly set forth herein, are in all respects continuing.

SECTION 10.16.      Termination of UCC Collateral Documents Each Security Agreement and Acknowledgement and Confirmation (each as defined in the Original Agreement) is hereby automatically terminated without further action.

SECTION 10.17      Direction. Each of the Company, the Portfolio Manager, the Administrative Agent and the Lenders hereby direct the Collateral Administrator, the Collateral Agent and the Securities Intermediary to execute this Agreement and acknowledge and agree that the Collateral Administrator, the Collateral Agent and the Securities Intermediary will be fully protected in relying upon the foregoing direction.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SPCIF FUNDING I LLC,
as Company

By	/s/ Michael S. Winderman
Name:	Michael S. Winderman
Title:	Vice President

Stone Point Credit Income Adviser LLC,
as Portfolio Manager

By	/s/ Michael S. Winderman
Name:	Michael S. Winderman
Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By	/s/ Robertson Abraham
Name:	Robertson Abraham
Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Administrator

By	/s/ Robertson Abraham
Name:	Robertson Abraham
Title:	Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Securities Intermediary

By	/s/ Robertson Abraham
Name:	Robertson Abraham
Title:	Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ James Greenfield
Name:	James Greenfield
Title:	Managing Director

The Lenders

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ James Greenfield
Name:	James Greenfield
Title:	Managing Director

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,
as Administrative Agent
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713
Attention: Nicholas Rapak

Telephone: (302) 634-4961

JPMorgan Chase Bank, National Association,
as Administrative Agent
383 Madison Avenue
New York, New York 10179
Attention: James Greenfield
Email:      james.r.greenfield@jpmorgan.com

   de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,
as Lender
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Nicholas Rapak

Telephone: (302) 634-4961

cc:

The Bank of New York Mellon Trust Company, National Association,
601 Travis Street, 16th Floor

Houston, TX 77002

Attention: Global Corporate Trust - SPCIF Funding I LLC
Email: StonePoint_CT@bny.com

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Loan and Security Agreement, dated as of July 17, 2026 (as amended, the “Agreement”), among SPCIF Funding I LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), Stone Point Credit Income Adviser LLC, as portfolio manager (the “Portfolio Manager”), Stone Point Credit Income Fund, as parent, the lenders party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1)            The Company hereby requests an Advance under Section 2.02 of the Agreement to be funded on [____________].

(2)            The aggregate amount of the Advance requested hereby is U.S.$[_________].3

(3)            The currency of the proposed Advance is [USD][AUD][CAD][EUR][GBP].

(4)            The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)

[(5)      The Advance is requested to make a Permitted Distribution for the following purpose(s): [__]].

We hereby certify that all conditions [to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement and] to an Advance set forth in Section 2.04 of the Agreement have been satisfied or waived as of the [related Trade Date (and shall be satisfied or waived as of the related Settlement Date) and] Advance date[, as applicable].

Very truly yours,

[●]

By
Name:
Title:

3 Note: The requested Advance shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) (if any), the Borrowing Base Test is satisfied.

EXHIBIT B

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Loan Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate of [identify Lender][4] ]

3.	Borrower:	[●]

4.	Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The Amended and Restated Loan and Security Agreement, dated as of July 17, 2026 (as amended, the “Agreement”), among SPCIF Funding I LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), Stone Point Credit Income Adviser LLC, as portfolio manager (the “Portfolio Manager”), Stone Point Credit Income Fund, as parent, the lenders party thereto and the collateral agent, collateral administrator and securities intermediary party thereto

4 Select as applicable.

2

6.            Assigned Interest:

Aggregate Amount of Financing Commitment for all Lenders	Amount of Financing Commitment Assigned	Percentage Assigned of Financing Commitments[5]		Amount of Advances Assigned	Percentage Assigned of Advances[8]
$	$		%	$		%
$	$		%	$		%
$	$		%	$		%

Aggregate Amount of Advances for all Lenders	Aggregate Amount of Advances Assigned	Percentage Assigned of Advances[8]
$	$		%
$	$		%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

5 Set forth, to at least 9 decimals, as a percentage of the Financing Commitment/Advances of all Lenders thereunder.

3

Consented to and Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By
Name:
Title:

[Consented to:]6

[●]

By
Name:
Title:

By
Name:
Title:

6 To be added only if the consent of the Company is required by the terms of the Loan Agreement.

annex 1 to Assignment and assumption to the Loan Agreement

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Loan Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Loan Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.02(p) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Collateral Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

Form of Equity Commitment Letter

EQUITY COMMITMENT LETTER (this "Equity Commitment Letter") dated as of [___] by and between STONE POINT CREDIT INCOME FUND, a Delaware statutory trust ("Parent") and SPCIF FUNDING I LLC, a Delaware limited liability company ("Borrower").

WHEREAS, Borrower has entered into that certain Amended and Restated Loan and Security Agreement, dated as of July 17, 2026 (as amended or modified from time to time, the "Agreement") among the Borrower, JPMorgan Chase Bank, National Association, as administrative agent (the "Administrative Agent"), the financing providers party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto;

WHEREAS, the Administrative Agent has delivered a notice to Borrower that a Market Value Trigger Event has occurred and, to prevent a Market Value Cure Failure from occurring under the Agreement, Parent has elected to deliver this Equity Commitment Letter committing to contribute funds to Borrower as set forth below; and

WHEREAS, Parent owns all the equity interests in the Borrower, and will benefit from the extension of the deadline to effect a Market Value Cure under the Agreement that will result from the delivery of this Equity Commitment Letter; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Equity Commitment. Parent hereby irrevocably commits to transfer immediately available funds to the MV Cure Account an amount equal to $[__][7] (the "Equity Commitment Amount") no later than 5:00 p.m. New York City time on [_____][8] (the "Due Date"). Parent further agrees that it shall transfer Capital Contributions (as defined below) it receives forming part of the Equity Commitment Amount to the MV Cure Account within one Business Day of receipt of such Capital Contribution (or as soon as practicable thereafter but no later than the Due Date). Attached hereto as Annex 1 is a true and correct copy of a representative call notice (each such notice to an equity owner of Parent, a "Capital Call") requesting a Capital Contribution issued to one of Parent's equity owners and indicating the aggregate amount of the Capital Contributions requested by Parent from its equity owners.

2.	Representations and Warranties. Parent represents and warrants as of the date hereof and as of the Due Date that:

a.	it is duly organized or incorporated and registered, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and registration;

b.	the execution, delivery and performance by it of this Equity Commitment Letter are within its powers under its organizational documents and have been duly authorized by all necessary action by its equity owners and, if required, any other person under its constituent documents;

c.	this Equity Commitment Letter has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

7 Amount not less than the amount required to effect a Market Value Cure

8 Date not later than 12 Business Days following the date on which notice of a Market Value Trigger Event was delivered by the Administrative Agent

d.	the execution, delivery and performance of this Equity Commitment Letter (i) do not require any consent or approval of, registration or filing with, or other action by, any governmental authority, except such as have been obtained and are in full force and effect and no limitations set forth in Parent's investment restrictions will be exceeded as a result of this Equity Commitment Letter, (ii) except as would not reasonably be expected to result in a Material Adverse Effect, will not violate any Applicable Law or regulation or the constituent documents of Parent or any order of any court or governmental authority, and (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Parent or any of its properties or give rise to a right thereunder to require it to make any payment;

e.	there are no actions, suits or proceedings by or before any arbitrator or court or other governmental authority pending against or, to its knowledge, threatened against or affecting Parent as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a material adverse effect on its assets, operations, prospects or condition, financial or otherwise or its ability to perform its obligations under this Equity Commitment Letter;

f.	it has issued Capital Calls (or directed the fund administrator to issue Capital Calls) to its equity owners requesting purchases of equity interests with a purchase price at least equal to the amount required to effect a Market Value Cure (the "Capital Contributions") to be funded no later than the tenth calendar day following delivery of such Capital Calls.

g.	the Capital Calls have been made in compliance with Parent's organizational documents and each of Parent's equity owners receiving a Capital Call has unused commitments to purchase equity interests in Parent for a price at least equal to the amount set forth in the Capital Call to such equity owner, which unused commitments are available for the purpose contemplated hereby).

h.	except as would not reasonably be expected to result in a Material Adverse Effect, no material adverse effect on its business, assets, liabilities or financial condition (taken as a whole) that could reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Equity Commitment Letter shall have occurred since the date of its most recent financial statements;

i.	no breach of its organizational documents that could reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Equity Commitment Letter shall have occurred and be continuing;

j.	no vote or determination has been made by its designated directors, managers, members, shareholders or other applicable persons under its constituent document to terminate, dissolve or wind up Parent or to terminate or suspend the commitments of its equity owners to purchase additional equity interests; and

k.	the financial statements provided by Parent as part of the Capital Call Confirmation Package to which this Equity Commitment Letter relates fairly present, in accordance with GAAP, the financial condition (as of the date thereof) of Parent.

3.	Covenants. Parent covenants that it shall (i) not rescind or modify any Capital Call, (ii) not permit any lien on any Capital Contribution, (iii) not use the Capital Contributions for any purpose other than to deposit proceeds thereof into the MV Cure Account in accordance with the Agreement, (iv) to direct payment of proceeds of such Capital Calls to the Administrative Agent following the occurrence and during the continuance of an Event of Default under clauses (d) or (e) of Article VII of the Agreement, (v) inform the Administrative Agent if Parent has received notice or has any other reason to believe that the Capital Contributions will not be timely made and (v) furnish to the Administrative Agent a compliance certificate, certified by a Responsible Officer of the Borrower to be true and correct, stating the amount of the Capital Call Capacity as of the date thereof, including a list of the Parent's equity owners, the total capital commitment of each such equity owner and the unfunded capital commitment of each such equity owner.

1.	Waivers.

a.	Parent agrees that its obligation hereunder to fund the Equity Commitment Amount shall not be affected by, or set off against, any claim that it may have against Borrower or any obligation that Borrower may owe to Parent, whether in connection herewith or otherwise, and that Parent shall not assert any legal or equitable defense or counterclaim to its obligations hereunder.

b.	Parent hereby waives any claim or defense that it may have under Section 365(c) of the Bankruptcy Code with respect to the enforceability of its obligations under this Equity Commitment Letter.

2.	Third Party Beneficiary Rights. Each of the Collateral Agent and the Administrative Agent is an intended third party beneficiary of this Equity Commitment Letter and shall have the right to enforce this Equity Commitment Letter directly against Parent. Parent and Borrower agree that no amendment, modification, or waiver of, forbearance under, or consent to the deviation from the terms of, this Equity Commitment Letter may be effected without the prior written consent of the Administrative Agent.

3.	Assignment. The rights and obligations of Parent set forth herein may not be assigned or otherwise transferred by Parent to any other Person without the written consent of Borrower and the Administrative Agent, and any purported transfer or assignment without the written consent of Borrower and the Administrative Agent shall be null and void.

4.	Governing Law. THIS EQUITY COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

5.	Jurisdiction. Parent hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Equity Commitment Letter, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Equity Commitment Letter shall affect any right that the Administrative Agent, the Collateral Agent or Borrower may otherwise have to bring any action or proceeding relating to this Equity Commitment Letter against Parent or its properties in the courts of any jurisdiction. Parent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Equity Commitment Letter in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Sincerely,

STONE POINT CREDIT INCOME FUND, as Parent

By:
Name:
Title:

Acknowledged and agreed,
as of the first date written above

SPCIF FUNDING I LLC, as Borrower

By: Stone Point Credit Income Fund, its sole member

By:
Name:
Title:

Annex 1 to Equity Commitment Letter